Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT THAT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH (****).

AN UNREDACTED VERSION OF THIS DOCUMENT WILL ALSO BE PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

Sterling Jewelers Inc.,

Zale Delaware, Inc.,

Signet Jewelers Limited

and

CVI SGP Acquisition Trust

RECEIVABLES SALE AND PURCHASE AGREEMENT

Dated March 12, 2018

TABLE OF CONTENTS

Page

RECEIVABLES SALE AND PURCHASE AGREEMENT		1

1.	Definitions and Interpretation	1

2.	Purchase of Receivables; Payment to Seller	13

3.	Timing of Purchases; Consideration	13

4.	Closing; Payment of Purchase Price	15

5.	Ownership of Accounts; Ownership of Receivables	17

6.	Credit Underwriting Standards and Other Policies	18

7.	Volume Projections	18

8.	Covenants of Seller	19

9.	Covenants of Company	22

10.	General Representations and Warranties of Seller	23

11.	Receivables Representations and Warranties	25

12.	Representations and Warranties of Company	27

13.	Conditions Precedent to the Obligations of Company	28

14.	Conditions Precedent to the Obligations of Seller	29

15.	Minority Purchaser.	30

16.	Financing or Securitization	31

17.	Replacement of Servicer	32

18.	Term and Termination	33

19.	Seller’s Right of First Refusal	36

20.	Mandatory Repurchase or Grant of Credit of Certain Receivables	37

21.	Confidentiality	37

22.	Indemnification	39

23.	Assignment	42

24.	No Third Party Beneficiaries	42

25.	Proprietary Materials	42

26.	Notices	42

27.	Relationship of Parties	43

28.	Access to and Retention of Records	43

29.	Force Majeure	44

30.	Expenses	44

31.	Inspection and Audit	44

32.	Governing Law	44

i

TABLE OF CONTENTS

Page

33.	Manner of Payments	45

34.	Brokers	45

35.	Entire Agreement	45

36.	Amendment and Waiver	45

37.	Severability	45

38.	Interpretation	45

39.	Headings	45

40.	Counterparts	45

41.	Limitation of Liability	45

42.	Financial Information	46

43.	Repurchase Guaranty	46

44.	Legal Title	46

45.	Series	46

46.	Trustee Limitation of Liability	47

47.	Joint and Several Liability	47

EXHIBITS

EXHIBIT A	Form of Account Agreement

EXHIBIT B	Daily Receivables Sale Statement

EXHIBIT C	Credit Underwriting Standards

EXHIBIT D	Form of True Sale Opinion

EXHIBIT E	Examples of Calculations

EXHIBIT F	Seller Credit Cards

SCHEDULES

Schedule 1.1(a)	Discount Rate

Schedule 1.1(b)	Qualified Servicers

Schedule 4(b)	True-up

Schedule 13(c)	(****)

Schedule 15(a)	Minority Purchaser

ii

THIS RECEIVABLES SALE AND PURCHASE AGREEMENT (this “Agreement”) effective as of March 12, 2018, is made by and between Sterling Jewelers Inc., a Delaware corporation, having its principal location in Ghent Ohio (“Sterling”), Zale Delaware, Inc., a Delaware corporation (“Zale”) solely with respect to the Zale Receivables (defined below) (each of Sterling and Zale (as applicable) and collectively, “Seller”), Signet Jewelers Limited, a Bermudan corporation, solely as the Guarantor (defined below), and CVI SGP Acquisition Trust, a Delaware statutory trust having its principal location in Wilmington, Delaware (“Company”).

WHEREAS, Seller desires to sell to Company, and Company desires to purchase from Seller, the Back Book Receivables, the Add-on Receivables and the Forward Flow Receivables arising in respect of Accounts established from time to time by Seller pursuant to the terms herein.

WHEREAS, Genesis and Seller have entered into an amended and restated servicing agreement dated as of the date hereof (the “Amended and Restated Servicing Agreement”) pursuant to which Genesis agrees to service Accounts originated by Seller.

WHEREAS, Genesis and Company have entered into a servicing agreement dated as of the date hereof pursuant to which Genesis agrees to provide billing, collection and cash management services to Company (the “Company Servicing Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Company agree as follows:

1.	Definitions and Interpretation. Whenever capitalized and used in this Agreement, the following words and phrases, unless otherwise specified, shall have the following meanings:

(a)           Definitions.

“Account” means an open-ended consumer private label credit card account, linked to a Seller Credit Card, owned and offered by Seller useable solely for the purpose of financing the purchase of goods and services from Seller (and all fees and charges relating thereto) and for financing any other charges that may be made using such Account pursuant to the terms of the relevant Account Agreement. For the avoidance of doubt, Accounts shall include Zale Accounts, but shall not include any open-ended consumer private label credit card accounts owned by Genesis.

“Account Agreement” means the document containing the terms and conditions of an Account offered by Seller, including all disclosures required by Applicable Law, which shall be in the form attached hereto as Exhibit A or as otherwise agreed to or amended in accordance with Section 8(n).

“Accountants” has the meaning specified in Section 4(f)(ii).

“Accumulated Forward Flow Discount” means a dollar amount equal to the aggregate of all Forward Flow Discount Amounts in respect of all Forward Flow Receivables purchased in the Cumulative Measurement Period.

“Accumulated Forward Flow Finance Charges and Fees” means a dollar amount equal to aggregate of all (a) Finance Charges, plus (b) Fees, in each case, accrued on the Forward Flow Receivables in the Cumulative Measurement Period.

“Accumulated Forward Flow Net Charge-Offs” means a dollar amount equal to the aggregate of all Net Charge-Offs accumulated on the Forward Flow Receivables in the Cumulative Measurement Period.

“ACH” means the Automated Clearinghouse operating under the Federal Reserve System.

“Additional Closing Fee” has the meaning specified in Section 15(b)(iii)(C).

“Add-on Receivable” has the meaning specified in Section 2(b).

“Add-on Receivable Purchase Price” means, with respect to each Add-on Receivable to be sold pursuant to this Agreement, (i) the outstanding amount of all unpaid principal amounts in respect of such Add-on Receivable, multiplied by (ii) the Add-on Receivables Discount Rate; plus (iii) the Interim Interest in respect of such Add-on Receivable.

“Add-on Receivables Discount Rate” means (****).

“Affiliate” means, with respect to any Person, each Person who directly or indirectly controls, is controlled by or is under common control with such Person, and with respect to Company, includes any investment fund or investment entity managed by (****).  For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of (****) or more of a class of voting securities, by contract or otherwise.

“Aggregate Forward Flow Receivables” means a dollar amount equal to the aggregate of Forward Flow Receivables at the beginning of each month in the Cumulative Measurement Period.

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Amended and Restated Servicing Agreement” has the meaning specified in the recitals.

“AML-BSA Laws” means collectively, (i) the Bank Secrecy Act of 1970, as supplemented by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and any rules and regulations promulgated thereunder; (ii) OFAC’s rules and regulations regarding the blocking of assets and the prohibition of transactions involving Persons or countries designated by OFAC; and (iii) any other Applicable Laws relating to customer identification, anti-money laundering, anti-bribery or preventing the financing of terrorism and other forms of illegal activity.

“Applicable Law” means any applicable federal, state or local law (including common law), statute, rule or regulation, or any written interpretation of a Regulatory Authority thereunder, or any Applicable Order with respect to the applicable Party, or any regulatory guidance, directive or instruction, directed to or binding on such Party from a Regulatory Authority (whether or not published), as any of the foregoing may be amended and in effect from time to time, including, to the extent applicable to such Party, (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act; (vi) the USA PATRIOT Act; and (vii) Section 1031 of the Consumer Financial Protection Act of 2010 and other statutes, rules, and regulations prohibiting unfair, deceptive or abusive acts or practices and, in each case, any implementing regulations or interpretations issued thereunder; provided, however, that if either Party uses any non-published guidance, directive or interpretation or other non-published item as the basis for taking or not taking any action, such Party shall deliver to the other Party a written notice setting forth a detailed description thereof, including such Party’s basis for concluding such guidance, directive, interpretation or other item is binding upon such Party, or if such Party is not permitted to disclose such a detailed description, a written confirmation from an officer of such Party that such guidance, directive, interpretation or other item is binding on such Party and such disclosure is prohibited by Applicable Law.

“Applicable Order” means with respect to any Person, a judgment, injunction, writ, decree or order of any Regulatory Authority, in each case legally binding on that Person.

“Applicable Period” means, with respect to any Forward Flow Receivable, a number of months, equal to the lesser of (a) twenty-four (24) months and (b)(i) the number of days in the period commencing on the applicable Closing Date on which such Forward Flow Receivable was purchased through the end of the Cumulative Measurement Period; divided by (ii) 365, multiplied by (iii) twelve (12), rounded to the nearest whole month.

“Applicable Requirements” means, with respect to any Receivable, any and all Applicable Laws, the Credit Underwriting Standards and origination and servicing practices that are consistent with the past practice of Seller (or its subcontractors) related to the origination and servicing of receivables in connection with open-ended consumer private label credit card accounts as disclosed to Company prior to the Effective Date; provided that in all cases the origination and servicing practices of Seller and its subcontractors must comply with the terms of Applicable Law.

“Back Book Accounts” means all Accounts outstanding as of the Cut-Off Time.

“Back Book Discount” means 72.0%.

“Back Book Purchase Price” means, with respect to any Back Book Receivables, an amount in cash equal to the result of the following formula: (i) (A) the outstanding principal, interest and fee amounts of such Back Book Receivables (including Trailing Transactions); plus (B) (****) (the sum of (A) and (B), the “Back Book Par Value”); multiplied by (ii) the Back Book Discount.

“Back Book Receivables” has the meaning specified in Section 2(a).

“Balance Transfer” has the meaning specified in Section 8(p)(iii).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Borrower” means a Person for whom Seller has established an Account and/or any Person who is liable, jointly or severally, for amounts owing with respect to an Account.

“Borrower Data” means all personally identifiable information, including nonpublic personal information, and all other information about a Borrower (including authorized users and co-signers, if available and permitted) or applicant (i) received by or on behalf of Seller (including by Genesis) from such Borrower or applicant in connection with such Borrower’s or applicant’s application for an Account, or (ii) otherwise obtained by or on behalf of Seller in connection with the Program, including all transaction and underwriting information collected by or on behalf of Seller with regard to each purchase charged by a Borrower.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day designated by the Federal Reserve Bank of New York as a banking holiday, or (iii) a day on which banking institutions in the State of New York or the State of Delaware are authorized or obligated by law or executive order to be closed.

“Claim Notice” shall have the meaning set forth in Section 22(e).

“Closing Date” means each date, including the Initial Closing Date, on which Company acquires Receivables from Seller and makes payment to Seller of the Back Book Purchase Price (in respect of the Initial Closing Date) or the Add-on Receivables Purchase Price or Forward Flow Purchase Price (in respect of each Closing Date subsequent to the Initial Closing Date) therefor, pursuant to Section 2.  The first Closing Date after the Initial Closing Date shall be the day that is the third Business Day following the date the first Forward Flow Receivables or Add-on Receivables arise in respect of the Accounts.  Thereafter, each Business Day shall be a Closing Date in respect of Forward Flow Receivables or Add-on Receivables arising prior to the Holding Period for such Receivables that have not, as of the last occurring Closing Date, already been purchased pursuant to Section 2.  For the avoidance of doubt, a Receivable will be deemed to “arise” on the date of Settlement, regardless of the date on which any relevant transaction is posted.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Indemnified Parties” shall have the meaning set forth in Section 22(a).

“Company Servicing Agreement” has the meaning set forth in the recitals.

“Confidential Information” means the terms and conditions of this Agreement and all other confidential and proprietary information and/or trade secrets including technical information, know-how, algorithms, code, networking, software, techniques and methods as well as any other proposals, client, consumer and customer lists, pricing and pricing strategies, sources of supply, sales and marketing strategies, business methods or practices, programs, hardware, software and procedures, all non-public customer and consumer information and any other confidential and proprietary consumer or customer information.

“Confidentiality Agreement” means the confidentiality agreement dated (****) between Sterling and (****).

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 14, 2016 among Signet Group Limited, Signet Group Treasury Services Inc., Sterling, and Signet Jewelers Limited, the additional borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, PNC Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents, and Citizens Bank, N.A., Fifth Third Bank, HSBC Bank USA, N.A. and U.S. Bank, National Association, as Co-Documentation Agents as filed on Signet Jewelers Limited’s Current Report on Form 8-K filed on July 14, 2016.

“Credit Underwriting Standards” means the risk management policies and credit underwriting standards of Seller as set forth on Exhibit C hereto, together with any modifications agreed and implemented in accordance with Section 6.

“CSA Event of Default” means, with respect to Genesis, an Event of Default under (and as defined in) the Company Servicing Agreement.

“CSA Event of Termination” means any of the termination events listed in the Company Servicing Agreement upon the occurrence of which Company is permitted to terminate such agreement with (****) written notice to Genesis.

“Cumulative Measurement Period” means the period of time commencing on the (****).

“Cumulative Net Yield” means, for the Cumulative Measurement Period, an annualized rate expressed as a percentage equal to the: (a)(i) (****).

“Cut-Off Time” means June 25, 2018, or such other date as the Parties may mutually agree.

“Daily Receivables Sale Statement” means the statement prepared by Seller each Business Day describing Receivables to be purchased by Company and contains the computation of the Forward Flow Purchase Price and Add-on Receivables Purchase Price to be paid by Company to Seller, a sample of which is attached as Exhibit B hereto.

“Debtor Relief Law” means (i) the Bankruptcy Code and (ii) all other applicable liquidation conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, adjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

“Deferred Receivables” shall have the meaning set forth in Section 15(a).

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than (****) days from the original due date for such payment.

“Dilution” means, with respect to any Receivable purchased by Company under this Agreement, any reduction in the outstanding principal balance of such Receivable recorded by Seller or Genesis (or any successor servicer) for any reason other than (i) repayments on the Receivable in the ordinary course, (ii) the related Borrower’s financial or credit condition (including the occurrence of an Insolvency Event with respect thereto) (iii) any action or omission on the part of, or as directed by, Company that does not otherwise result from or arise out of any acts or omissions by Seller or its agents; or (vi) as a result of a change in Law that occurs after the purchase of such Receivable by Company.

“Discount Rate” has the meaning set forth in the economics schedule attached as Schedule 1.1(a) hereto.

“Effective Date” means the date hereof.

“Estimated Purchase Price” means, as applicable, an amount equal to (i) the estimate of the Back Book Purchase Price determined in accordance with Section 4(a); or (ii) the estimate of the Forward Flow Purchase Price and/or Add-on Receivable Purchase Price determined in accordance with Section 4(e).

“Existing Account” has the meaning specified in Section 8(p)(iii)

“Fees” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Final Closing Statement” means a statement showing in reasonable detail the calculation of the Final Purchase Price, determined as of the applicable Closing Date.

“Final Purchase Price” means, as applicable, an amount equal to the final calculation of (i) the Back Book Purchase Price determined in accordance with Section 4(c); or (ii) each Forward Flow Purchase Price and/or Add-on Receivable Purchase Price determined in accordance with Section 4(e).

“Finance Charges” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Financing” has the meaning specified in Section 16(a).

“Force Majeure Event” shall have the meaning set forth in Section 29.

“Forward Flow Account” means an Account established by Seller during the period after the Cut-Off Time and prior to the end of the Term.

“Forward Flow Add-on Receivables” means the Receivables arising in respect of a Forward Flow Account from which Receivables had previously been sold under Section 2.  For clarity, Forward Flow Add-on Receivables are a subset of Forward Flow Receivables.

“Forward Flow Discount Amount” means, in respect of each Forward Flow Receivable, a dollar amount equal to (i) the Discount Rate; multiplied by (ii) Forward Flow Par Value; divided by (iii) twenty-four (24) months; multiplied by (iv) the Applicable Period.

“Forward Flow Par Value” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Forward Flow Purchase Price” means, with respect to each Forward Flow Receivable to be purchased on any Closing Date by Company pursuant to this Agreement, (i) the outstanding amount of all unpaid principal amounts in respect of such Forward Flow Receivable, multiplied by (ii) a percentage equal to one hundred percent (100%) minus the Discount Rate, plus (iii) any Interim Interest in respect of such Forward Flow Receivable.

“Forward Flow Receivables” has the meaning specified in Section 2(c).

“Genesis” means Genesis Financial Solutions, Inc.

“Guarantor” means Signet Jewelers Limited.

“Holding Period” means, with respect to a Receivable, the two (2) Business Day period from the related date of the Settlement to, but excluding, the Closing Date for such Receivable.

“Incremental Collections Treatment Fee” shall have the meaning as defined under the Company Servicing Agreement as of the Effective Date.

“Indemnifiable Claim” shall have the meaning set forth in Section 22(d).

“Indemnified Parties” shall have the meaning set forth in Section  22(c).

“Indemnifying Party” shall have the meaning set forth in Section 22(c).

“Initial Closing” has the meaning specified in Section 4.

“Initial Closing Date” has the meaning specified in Section 4.

“Initial Closing Statement” means a statement showing in reasonable detail Seller’s computation of the Estimated Purchase Price, determined as of the date such Initial Closing Statement is given in accordance with Section 4(a).

“Insolvency Event” with respect to any Person, shall occur if (i) such Person shall file a petition or commence a Proceeding (A) to take advantage of any Debtor Relief Law or (B) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such Person or all or substantially all of its property, or for the winding up or liquidation of its affairs; and such Proceeding remains undismissed or unstayed for a period of sixty (60) days, (ii) such Person shall consent or fail to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding shall not have been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency or other supervisory authority with jurisdiction shall not have decreed or ordered relief with respect to such petition or Proceeding, (iii) such Person is unable to pay its debts generally as they become due, (iv) such Person shall make an assignment for the benefit of its creditors, or (v) such Person shall take any action to authorize of any of the foregoing.

“Interim Interest” means, with respect to a Forward Flow Receivable or Add-on Receivable, simple interest accrued at the annual percentage rate (“APR”) specified in the related Borrower’s Account Agreement during the Holding Period, taking into account the related discount to the APR for any promotional plan.

“Law” means any federal, state or local law (including common law), statute, rule or regulation, or any written interpretation of a Regulatory Authority thereunder.  For the avoidance of doubt, Law shall not include regulatory orders or directives imposed on a Party by any Regulatory Authority.

“LIBOR Rate” means, with respect to any calculation date, the rate of interest (calculated on a per annum basis) equal to the offered rate for a one month period appearing on the LIBOR01 Page as of 11:00 a.m. (London time) on such calculation date.  In the event that such rate does not appear on the LIBOR01 Page at such time, or if for any reason such rate is not available, “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by Company and, in the absence of availability, such other method to determine such offered rate as may be selected by Company and approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed).  If the calculation of “LIBOR Rate” results in a LIBOR Rate less than zero, LIBOR Rate shall be deemed to be 0.0% for all purposes hereunder.

“LIBOR01 Page”: means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration Limited as the information vendor for the purpose of displaying ICE Benchmark Administration Limited rates for Dollar deposits).

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Liquidity” means the sum of (i) unrestricted cash not subject to any Lien, plus (ii) unrestricted cash equivalents, plus (iii) the aggregate amount of unused capacity available to a Person (taking into account applicable haircuts) under committed loan warehouse and repurchase facilities, revolving credit facilities, servicer advance facilities and mortgage servicing right facilities for which a Person has unencumbered eligible collateral to pledge thereunder, plus (iv) net equity value of whole pool agency securities.

“Losses” shall have the meaning set forth in Section 22(a).

“Marketing P&Ps” means Seller’s policies, procedures and training materials that apply to, or are used in connection with, marketing of the Receivables, the Program generally or any underlying financed merchandise related to Receivables or ancillary products related thereto, including Seller’s (****), Truth in Lending Act, and Unfair, Deceptive, or Abusive Acts or Practices policies. The term Marketing P&Ps includes those policies and procedures (including related training materials) that currently exist or will exist following the date of this Agreement.

“Material Adverse Effect” means, (i) with respect to any Person, any material adverse change in the business, financial condition, operations or assets of such Person, (ii) a material impairment or delay of the ability of such Person to perform under this Agreement (which impairment or delay cannot be timely cured, to the extent a cure period is applicable), or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability of the Program or this Agreement.

“Minority Purchaser” has the meaning specified in Section 15(a).

“Minority Purchaser Adjustment” means, for any applicable dollar amount or percentage, such amount or percentage multiplied by the Minority Purchaser Allocation.

“Minority Purchaser Allocation” has the meaning specified in Section 15(a).

“Minority Purchaser Reallocation Notice” has the meaning specified in Section 15(b)(i).

“Minority RPA” has the meaning specified in Section 15(b)(iii).

“Minority Servicing Agreement” has the meaning specified in Section 15(b)(iv).

“Net Charge-Offs” has the meaning specified in the economics schedule attached as Schedule 1.1(a) hereto.

“Net Worth” means the excess of total assets of a Person and its consolidated subsidiaries over total liabilities of such Person, determined in accordance with GAAP on a quarterly basis.

“Net Yield Floor” means (****).

“OFAC” means Office of Foreign Assets Control of the U.S. Treasury Department.

“Party” means any of Company or Seller (including, where applicable, Zale) and “Parties” means Company and Seller (including, where applicable, Zale).

“Periodic Review” means a meeting of the Parties to take place at the start of each Discount Rate Applicability Period, as set forth in Schedule 1.1(a).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Prime Rate” means, as of any date of determination, the Prime Rate published in The Wall Street Journal.

“Proceeding” means any suit in equity, action at law or other judicial, regulatory or administrative proceeding.

“Program” means the private label program to issue Seller credit cards.

“Proprietary Material” shall have the meaning set forth in Section 25.

“Qualified Servicer” means a servicer (a) that is identified on Schedule 1.1(b) hereto or is otherwise mutually agreed to in writing by Seller and Company and (b) agrees to enter into substantially the same arrangements as set forth in the Company Servicing Agreement.

“Receivable” means, with respect to any Account, any right to payment in respect of such Account, and includes any existing, as well as the right to payment or receipt of any future, finance charges, late fees, returned check fees and any and all other fees and charges and other obligations, including obligations of the Borrower with respect to, and all chargeback obligations for merchandise relating to, such Account.  Each Receivable includes all rights of Seller (and Company as its assignee) to payment under the Account Agreement.  Unless context otherwise requires, for purposes of this Agreement, “Receivable” should be read to mean, more specifically, the Back Book Receivables, the Add-on Receivables and the Forward Flow Receivables sold to Company hereunder.

“Receivables Closing File” means a file delivered by Seller to Company in connection with each Closing Date reflecting the Accounts and related Receivables balance for each Account that is used by Seller in connection with preparing the Initial Closing Statement or the Daily Receivables Sale Statement.

“Records” means any Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).

“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party.

“Restricted Party” shall have the meaning set forth in Section 21(a).

“Restricted Period” shall have the meaning set forth in Section 19(a).

“Returning Borrower” has the meaning specified in Section 8(p)(iii).

“Review Period” has the meaning set forth in Section 4(f).

“Risk Retention Rules” means Regulation RR, 17 C.F.R. Part 246, jointly adopted in October 2014 by the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Office of the Comptroller of the Currency, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System and the Department of Housing and Urban Development.

“ROFR Election Period” has the meaning set forth in Section 19(b).

“ROFR Purchase Notice” has the meaning set forth in Section 19(b).

“Sale Price” has the meaning set forth in Section 19(a).

“Seller” has the meaning set forth in the preamble.

“Seller Credit Card” means the credit cards branded with the brands as listed in Exhibit F, as such exhibit may be amended from time to time by Seller; provided that Seller shall give Company thirty (30) days’ prior written notice of any such change.

“Seller Indemnified Parties” shall have the meaning set forth in Section 22(b).

“Series” has the meaning defined in the Trust Agreement.

“Servicer Event of Default” has the meaning defined in the Amended and Restated Servicing Agreement.

“Servicer Event of Termination” means the events listed in the Amended and Restated Servicing Agreement upon the occurrence of which Sterling is permitted to terminate such agreement with one hundred and twenty (120) days’ written notice to Genesis.

“Settlement” means the extension of credit by Seller on an Account pursuant to an authorization thereof in accordance with the Amended and Restated Servicing Agreement.

“SLA” means each individual performance standard set forth on a schedule to the Company Servicing Agreement or a schedule to the Amended and Restated Servicing Agreement, as applicable.

“Subject Receivables” has the meaning set forth in Section 19(a).

“Term” means term of this Agreement as set forth in Section 17.

“Trailing Transactions” means, with respect to each Account, any of the following occurring prior to the Cut-Off Time, but not posted to the applicable Account prior to the Cut-Off Time: all sales transactions, purchases, credits, adjustments, accrued interest and payments.

“Transfer Notice” has the meaning set forth in Section 19(a).

“Transfer Offer” has the meaning set forth in Section 19(b).

“Transfer Term Sheet” has the meaning set forth in Section 19(a).

“True Sale Opinion” means an opinion from counsel for Seller, addressed to Seller and to Company, subject to customary qualifications, assumptions (including, but not limited to, the assumption that there have been no changes to the facts and circumstances existing and in effect as of the date of this Agreement relating to the transactions contemplated by this Agreement (without giving effect to any amendments, modifications or supplements thereto)), limitations and exceptions that a United States federal or state court of appropriate jurisdiction, which reasonably and properly analyzed the facts and the law, would uphold the characterization of the transfer of the Receivables by Seller to Company pursuant to this Agreement (without giving effect to any amendments, modifications or supplements thereto) as a sale or an absolute transfer of the Receivables, and that a trustee, receiver or creditor of Seller would not be able to compel the turnover of the Receivables or the proceeds thereof to Seller under Section 542 of the Bankruptcy Code and would not be entitled to treat the Receivables or the proceeds thereof as assets included in the estate of Seller pursuant to Section 541 of the Bankruptcy Code, and therefore, the Receivables, the payments thereon and the proceeds thereof would not be subject to the automatic stay under Section 362 of the Bankruptcy Code imposed in such a case with respect to Seller.

“Trust Agreement” means the Amended and Restated Master Trust Agreement, dated as of March 12, 2018, among CVI SGP, LLC, the Trustee and each initial series owner.

“Trustee” means Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as Trustee of Company.

“UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Unposted Interest and Charges” means, with respect to each Account, any and all interest and fees (including any finance charges, NSF fees, late fees, returned check fees and any other charges or fees), in each case, that have been earned, but not billed or posted, between such Account’s most recent billing date prior to the Cut-Off Time and the Cut-Off Time.

“Volume Projection Report” has the meaning specified in Section 7(a).

“Zale” has the meaning set forth in the preamble.

“Zale Account” means an open ended credit card account linked to a Zale-branded Seller Credit Card and usable solely for the purpose of financing the purchase of goods and/or services (and all fees and charges relating thereto) and for financing any other charges that may be made using such Zale Account pursuant to the terms of the relevant Account Agreement.  For the avoidance of doubt, Zale Account will not include any Forward Flow Account.

“Zale Receivable” means any Receivable arising in respect of a Zale Account.

(b)          Interpretation.  As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (v) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement; (vi) references to any Person include that Person’s permitted successors and assigns; and (vii) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

2.
Purchase of Receivables; Payment to Seller.  Subject to Section 15, Company agrees to purchase, and Seller agrees to sell, without recourse, representations and warranties (except as otherwise expressly provided herein), and without the need for further agreement or documentation, all of Seller’s right, title and interest in and to:

(a)           each Receivable arising in respect of any Back Book Account that existed and was owing at the Cut-Off Time, (****) (the “Back Book Receivables”);

(b)           each Receivable arising in respect of any Back Book Account after the Cut-Off Time through to the end of the Term (“Add-on Receivables”); and

(c)           each Receivable arising in respect of any new Account established by Seller after the Cut-Off Time through to the end of the Term, including all add-on Receivables related to such new Accounts (the “Forward Flow Receivables”).

3.	Timing of Purchases; Consideration.

(a)           Effective on the Initial Closing Date and subject to Section 15, Seller hereby sells to Company, and Company hereby purchases from Seller, all of Seller’s right, title and interest in, to and under the Back Book Receivables.

(b)           On each Closing Date after the Initial Closing Date and subject to Section 15, one hundred percent (100%) of each Forward Flow Receivable and of each Add-on Receivable generated by Seller shall be sold by Seller to Company without recourse, representations and warranties (except as otherwise expressly provided herein), and without the need for further agreement or documentation.

(c)           In consideration for Seller’s sale, transfer, assignment, set over, and conveyance to Company of a Receivable, Company shall pay to Seller the amounts in accordance with Section 4 below.

(d)           No later than 10:00 a.m. Eastern Time on the applicable Closing Date, Seller shall deliver, or Genesis shall otherwise possess, all Records with respect to the Receivables purchased by Company pursuant to this Agreement and any Account files necessary or advisable to enable Genesis to service such Receivables in accordance with Applicable Requirements and the Company Servicing Agreement.  Such Account files will include the Account Agreement, confirmation of delivery of the Account Agreement to the Borrower, and such other materials as are necessary or advisable to service the related Receivables in accordance with the Applicable Requirements (all of which may be in electronic form except where originals are required by Applicable Law).

(e)           Seller and Company each intend the transfer of Receivables under this Agreement to be a true sale by Seller to Company that is absolute and irrevocable, conveying good title free and clear of any Liens, from Seller to Company, and not a secured borrowing, including for accounting purposes.  At any time and from time to time, Seller will, at its sole expense, promptly and duly authorize, execute and deliver or will promptly cause to be authorized, executed and delivered, such further instruments and documents and take such further actions as are reasonably requested by Company to confirm the sale of the Receivables and/or as is necessary for the purpose of obtaining or preserving the full benefits of this Agreement, including the filing of any financing or continuation statements under the UCC or other Applicable Law in effect in any jurisdiction with respect to the perfection of the transfer of ownership of the Receivables; provided that, any initial financing statement that Company wishes to file at the Initial Closing shall be prepared and filed by Company, at its sole expense, and such financing statement shall be designed to cover all Receivables to be purchased by Company under this Agreement. However, notwithstanding the intent of Seller and Company, if a court of competent jurisdiction holds that the conveyance of the Receivables purchased hereunder is not a true sale of such Receivables from Seller to Company, this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and the conveyance by Seller provided for in this Agreement shall be deemed to be, and Seller hereby grants to Company, a first priority security interest in and to all of Seller’s right, title, and interest, in the Receivables to secure the obligations now or hereafter arising of Seller to Company to remit the payments in respect of the Receivables and other amounts payable under and in accordance with the terms of this Agreement.  Seller also hereby authorizes Company to file any instruments to confirm the sale of the Receivables and/or for the purpose of obtaining or preserving the full benefits of this Agreement, including the filing of any financing or continuation statement under the UCC or other Applicable Law in effect in any jurisdiction with respect to the perfection of the transfer of ownership of the Receivables.

4.
Closing; Payment of Purchase Price.  The closing of the initial sale of Receivables pursuant to Section 3(a) (the “Initial Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP or at a location mutually agreed upon by the Parties on June 29, 2018 or such other time and/or date as the Parties hereto may mutually agree (the date on which the Initial Closing actually occurs being referred to herein as the “Initial Closing Date”).

(a)           Initial Closing Statement.  Not less than three (3) Business Days prior to the Initial Closing Date, or on such other date as mutually agreed by the Parties, Seller shall deliver the Initial Closing Statement to Company, showing Seller’s good faith determination of the Estimated Purchase Price, together with the Receivables Closing File and other reasonable supporting documentation and calculations.  Company shall have the right to review the Initial Closing Statement, together with any supporting documents reasonably requested by Company to verify the accuracy and completeness of the valuations set forth therein, and the Initial Closing Statement shall be revised by Seller to reflect any corrections mutually agreed to by Seller and Company acting in good faith.

(b)           Payments for Receivables at the Initial Closing.  At the Initial Closing, Company shall pay to Seller ninety-five percent (95%) of the Estimated Purchase Price as reflected on the Initial Closing Statement (as such statement may be revised in accordance with Section 4(a)). Such payment shall be made by wire transfer in immediately available funds to an account specified by Seller in writing at least two (2) Business Days prior to the Initial Closing Date.  The Parties acknowledge that a true-up payment shall be paid in accordance with the true-up procedures set forth in Schedule 4(b).

(c)           Final Purchase Price of Back Book Receivables.

(i)            Within thirty (30) days following the Initial Closing Date, Company shall deliver to Seller a Final Closing Statement setting forth Company’s good faith determination of the Final Purchase Price, along with supporting documentation and calculations.  Seller shall have a period of twenty (20) Business Days from the receipt of the Final Closing Statement to review such statement, together with any supporting documents reasonably requested by it to verify the accuracy and completeness of the valuations set forth therein, and the Final Closing Statement shall be revised by Company to reflect any corrections mutually agreed to by Company and Seller or finally determined pursuant to Section 4(f).  During the period between the Initial Closing and the delivery of the Final Closing Statement, Seller and Company will work together in good faith to reconcile any Trailing Transactions and agree upon the Final Purchase Price.

(ii)           The Final Purchase Price shall be an amount determined as of the Initial Closing Date, equal to the Back Book Purchase Price.  If the Final Purchase Price is greater than the Estimated Purchase Price paid by Company on the Initial Closing Date, Company shall, within five (5) Business Days following the determination of the Final Purchase Price, remit ninety-five percent (95%) of the difference to Seller.  If the Final Purchase Price is less than the Estimated Purchase Price paid by Company on the Closing Date, Seller shall, within five (5) Business Days following the determination of the Final Purchase Price, remit ninety-five percent (95%) of the difference to Company.

(d)           Payment for Receivables following the Initial Closing.  From the Initial Closing Date:

(i)            Seller shall provide Company with the Daily Receivables Sale Statement and the related Receivables Closing File by 10:00 a.m. Eastern Time two (2) Business Days prior to each Closing Date which shall detail the Forward Flow Receivables and Add-on Receivables to be sold to Company that have not been included in the last Daily Receivables Sale Statement (such Daily Receivables Sale Statement to include Seller’s good faith computation of the Estimated Purchase Price to be paid in respect of each such Daily Receivables Sale Statement).  Company shall have the right to review the Daily Receivables Sale Statement, together with any supporting documents reasonably requested by Company to verify the accuracy and completeness of the valuations set forth therein, and the Daily Receivables Sale Statement shall be revised by Seller to reflect any corrections mutually agreed to by Seller and Company acting in good faith.

(ii)            No later than 2:00 p.m. Eastern Time on each Closing Date, Company shall pay Seller the Estimated Purchase Price for the Receivables transferred by Seller as set forth in the Daily Receivables Sale Statement in accordance with Section 33.

(e)           Final Purchaser Price of Forward Flow Receivables and Add-on Receivables.

(i)            Within ten (10) Business Days following the end of each fiscal quarter, Company shall deliver to Seller a Final Closing Statement setting forth Company’s good faith determination of the Final Purchase Prices for the Forward Flow Receivables and Add-on Receivables purchased on each Closing Date in such fiscal quarter, along with supporting documentation and calculations.  Seller shall have a period of ten (10) Business Days from the receipt of such Final Closing Statement to review such statement, together with any supporting documents reasonably requested by it to verify the accuracy and completeness of the valuations set forth therein, and the Final Closing Statement shall be revised by Company to reflect any corrections mutually agreed to by Company and Seller or finally determined pursuant to Section 4(f).  During the period between the end of the fiscal quarter and the delivery of the Final Closing Statement, Seller and Company will work together in good faith to agree upon each Final Purchase Price.

(ii)           The Final Purchase Price with respect to the Forward Flow Receivables and Add-on Receivables shall be an amount determined as of each related Closing Date, equal to the Forward Flow Purchase Price or Add-on Receivable Purchase Price, as applicable.  If a Final Purchase Price is greater than the related Estimated Purchase Price paid by Company on the applicable Closing Date, Company shall, within five (5) Business Days following the determination of such Final Purchase Price, remit one hundred percent (100%) of the difference to Seller.  If a Final Purchase Price is less than the related Estimated Purchase Price paid by Company on the applicable Closing Date, Seller shall, within five (5) Business Days following the determination of the Final Purchase Price, remit one hundred percent (100%) of the difference to Company.

(f)            Dispute Resolution.

(i)            If Seller has any objections to a Final Closing Statement, then Seller shall submit such objections in writing to Company, stating in reasonable detail the reason and basis for any such objections, within the time period specified in Sections 4(c)(i) and 4(e)(i) (as applicable) for review of such Final Closing Statement (the “Review Period”).  Seller and Company will each use its commercially reasonable efforts to resolve any disputes regarding the contents of the Final Closing Statement; provided, however, that if Company and Seller cannot mutually agree upon a Final Closing Statement within the Review Period, the Parties shall:

(A)	pay to each other any undisputed amounts in the Final Closing Statement that are owed; and

(B)	resolve any outstanding disputed line items in the Final Closing Statement by following the dispute resolution procedures that are set forth in Section 4(f)(ii) below.

(ii)           In the event Company and Seller are unable to resolve any dispute regarding the contents of a Final Closing Statement, the Parties shall submit the items remaining in dispute for resolution to a mutually selected nationally recognized independent accounting firm (which such independent accounting firm shall not be, for the avoidance of doubt, the auditor of Company, Seller or any of their respective Affiliates) (such accounting firm being referred to herein as the “Accountants”).  Company and Seller shall jointly direct the Accountants to determine and report to Company and Seller, within forty-five (45) days after such submission, upon such remaining disputed items, and such report shall (absent manifest error) be final, binding and conclusive on Seller and Company.  Seller and Company shall cooperate fully in assisting the Accountants in their review, including by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review, subject to entry into a customary confidentiality agreement.  None of the Parties or any of their representatives will engage in any ex parte communications with the Accountants relating to the disputed items.  The fees and disbursements of the Accountants shall be paid equally by the Parties.  In the event the determination made by the Accountants requires any Party to make payment to the other of any additional amount, such Party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to all Parties of such determination plus interest on any amount due at a rate equal to the Prime Rate divided by three hundred sixty-five (365) for each day during the period from the related Closing Date through the date of payment.

5.	Ownership of Accounts; Ownership of Receivables.

(a)           Seller shall be the owner of the Accounts but, on and after each Closing Date, Company shall be the owner of the Receivables transferred on such date and shall be entitled to all of the rights, privileges, and remedies applicable to such ownership interest.  Except as provided in Section 22, Seller does not assume and shall not have any liability to Company or its assignees for the repayment of any advances made under the Accounts; provided that Seller shall forward to Company payments in respect of the Accounts received by it as provided in Section 8(d).

(b)           For good and valuable consideration, the receipt of which is hereby acknowledged and agreed, any Account for which Receivables sold to Company pursuant to this Agreement has been charged-off shall automatically and immediately be transferred to Company.  Each Party agrees to work together in good faith to execute any and all agreements or other instruments as may be reasonably necessary to evidence and effect such transfer.

6.	Credit Underwriting Standards and Other Policies. The initial Credit Underwriting Standards will be those applied by Seller prior to the Effective Date, as set forth on Exhibit C.

(a)           In connection with any material change to the Credit Underwriting Standards, Seller shall deliver to Company a reasonable description of the proposed change and the rationale for the proposed change at least thirty (30) days prior to implementing such change; (****).

(b)           Unless prohibited by Applicable Law, Seller shall notify Company in writing at least thirty (30) days prior to a change to the Credit Underwriting Standards, required by Applicable Law unless Seller is required by Applicable Law to implement such change in less than such thirty (30) day period, in which case Seller will provide Company with notice as soon as practicable following the date Seller becomes aware such change will likely be so required.

(c)           Other than as expressly disclosed to Company prior to the Effective Date, the materials and documents comprising the Credit Underwriting Standards in effect as of the date hereof have been in materially and substantially the same form for (****).

7.	Volume Projections.

(a)           Volume Projection Report.  On the forty-fifth (45th) day prior to the beginning of each fiscal year (or if such day is not a Business Day, the next Business Day), Seller shall deliver to Company a report (a “Volume Projection Report”) containing a forward annual forecast of Forward Flow Receivables and Add-on Receivables for such fiscal year; provided that, Company hereby acknowledges and agrees that such forecasts are subject to various risks and uncertainties and actual business results may vary substantially from the forecasts expressed or implied therein and Seller makes no representation as to the accuracy of such forecasts (except that such forecasts were developed in good faith).

(b)           Actual Lower than Forecast.  If for any fiscal year the actual amount of the aggregate of the Forward Flow Receivables and Add-on Receivables purchased by Company under this Agreement (determined as of the applicable Closing Date) (****), then Seller shall pay to Company a fee in an amount equal to the product of (****) within ten (10) Business Days of the end of such year; provided that, Company shall not be entitled to such fee if it has otherwise failed to meet its purchase obligations under Section 2.  The payment of such fee shall be Company’s sole and exclusive remedy if the actual volume is lower than the forecasted volume in the Volume Projection Report.

(c)           Actual Higher than Forecast.  Company shall have the right, upon ten (10) Business Days’ written notice to Seller, to stop making purchases of Forward Flow Receivables (other than Forward Flow Add-on Receivables) required under Section 2 of this Agreement once the aggregate of the Forward Flow Receivables and Add-on Receivables purchased by Company under this Agreement (determined as of the applicable Closing Date) is (****).  For the avoidance of doubt, if Company elects to cease purchasing in accordance with this Section 7(c), Company is still obligated to continue purchasing Forward Flow Add-on Receivables and Add-on Receivables, and Company shall resume purchases at the start of the following fiscal year.  If Company elects to cease purchasing in accordance with this Section 7(c), then Seller shall have the right to offer any Forward Flow Receivables (other than Forward Flow Add-on Receivables) that Company elects not to purchase to any other Person and the obligations of Seller in Sections 2, 3(b) and 4(d) solely with respect to Company for such Forward Flow Receivables shall cease to be of any further force and effect.

(d)           Annual Cap.  Notwithstanding any of the foregoing, Company shall be under no obligation to purchase any Forward Flow Receivable (other than Forward Flow Add-on Receivables) if such purchase would result in the total aggregate principal amount of all Receivables purchased in any fiscal year of the Term (determined as of the applicable Closing Date) exceeding (****). For the avoidance of doubt, if Company elects to cease purchasing in accordance with this Section 7(d), Company is still obligated to continue purchasing Forward Flow Add-on Receivables and Add-on Receivables, and Company shall resume purchases at the start of the following fiscal year.  If Company elects to cease purchasing in accordance with this Section 7(d), then Seller shall have the right to offer any Forward Flow Receivables (other than Forward Flow Add-on Receivables) that Company elects not to purchase to any other Person and the obligations of Seller in Sections 2, 3(b) and 4(d) solely with respect to Company for such Forward Flow Receivables shall cease to be of any further force and effect.

8.	Covenants of Seller. Seller hereby covenants that:

(a)           Seller will (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business and the operation of the Program; (ii) preserve and keep in full force and effect its legal existence and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such qualification could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement; (iii) obtain, maintain and keep in full force and effect all authorizations, licenses, consents, orders or approvals of, or registrations or declarations with, any Regulatory Authority that are necessary or appropriate to properly carry out its business and the obligations to be performed by it under this Agreement, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affects Company’s interest in, or the value or collectability of, the Receivables purchased under this Agreement.

(b)           Seller will take no action to cause any Account to be evidenced by any “instrument” (as defined in the UCC as in effect in any relevant jurisdiction).  Seller will take all actions reasonably requested by Company for the purpose of ensuring that each Account will not be classified as anything other than a “general intangible” or as a “payment intangible” (as those terms are defined in the UCC as in effect in any relevant jurisdiction).

(c)           Seller will not sell, pledge, assign or transfer to any other Person, any Account, or any interest therein, other than with the prior written consent of Company or in favor of Company or Company’s designee.

(d)           If Seller receives or collects any funds in repayment of a Receivable, Seller shall use reasonable best efforts to send an e-mail notice of any such receipt within one (1) Business Day (but in no event later than two (2) Business Days) thereof to Company and Genesis and simultaneously send such funds by wire transfer (or other means as agreed to by Parties) to Genesis for deposit into the cash management system under the Company Servicing Agreement.  Seller hereby agrees and acknowledges that any payments so collected by Seller shall be held in trust for Company and shall be delivered to Company promptly.

(e)           Seller acknowledges and agrees that Company shall be the owner of the Borrower Data for the purposes related to billing and collections of the Receivables (provided that, Seller shall be deemed to retain ownership of all Borrower Data for all other purposes, including Borrower Data needed by Seller and its affiliates to maintain business relationships with the Borrowers), credit file information, servicing and collection history and that all such information shall constitute “Confidential Information” for purposes of Section 21 and the Confidentiality Agreement.

(f)            Seller will not create, or suffer to exist (by operation of law or otherwise) any Lien (other than Company’s Lien hereunder) upon or with respect to, any of the Receivables or any of its interest therein (including the related Account).  Seller shall notify Company as soon as practicable after it becomes aware of the existence of any Lien (other than Company’s Lien hereunder) on any of the Receivables or the related Accounts and Seller shall defend the right, title and interest of Company in, to and under the Receivables against all claims of third parties arising from events occurring prior to the purchase of the Receivables by Company hereunder.

(g)           Seller shall take all action necessary to effect, and shall use commercially reasonable efforts to maintain, Company’s ownership interest in the Receivables (or, to the extent the transactions evidenced hereby are deemed to be a loan, Seller shall take all action reasonably necessary to ensure that the Lien of this Agreement constitutes a valid first priority security interest in the related Receivables to secure such loan).

(h)           Seller (or Genesis (or any successor servicer) on behalf of Seller) shall maintain accounts and records as to each Receivable purchased hereunder accurately and in sufficient detail to permit the identification of such Receivable.  Seller (or Genesis (or any successor servicer) on behalf of Seller) shall maintain its computer records so that, from and after the related Closing Date, Seller’s master computer records that refer to any Receivable indicate clearly the interest of Company in such Receivable and that such Receivable is owned by Company with record title vested in the name of Company’s trustee for the benefit of Company.  Except as set forth in Section 3(e), Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Receivables to Company.  Seller shall not take any action in the name or on behalf of Company with respect to the Receivables except as otherwise permitted hereunder or with Company’s express written consent; provided that the foregoing shall not limit the actions of Seller pursuant to any activities involving any cure of a Receivable pursuant to Section 20.

(i)            Seller shall notify Company promptly after becoming aware of:

(i)            any material notice or other communication from any Regulatory Authority in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any actions, suits, claims investigations or other Proceedings commenced that could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interest in, or the value or collectability of, the Receivables purchased under this Agreement;

(iv)          any Servicer Event of Default; and

(v)           any dispute, complaint or issue arising with any Borrower, where such dispute, complaint or other issue could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interest in, or the value or collectability of the Receivables purchased under this Agreement.

(j)            Seller shall ensure that all marketing and training materials produced in connection with the Program, including those marketing and training materials produced in connection with the sale of the underlying financed merchandise related to the Receivables and any related ancillary products (whether currently produced or to be produced following the date hereof) (i) comply with the Marketing P&Ps in effect at the relevant time in all material respects and (ii) to the extent Seller and Company have not implemented a mutually agreed operational approach pursuant to Section 8(p)(ii), are updated as necessary to ensure notice and instructions are provided to Borrowers with respect to the (****).

(k)           Seller will do, execute and perform all such other acts, deeds and documents as Company may from time to time reasonably require in order to carry into effect the purposes of this Agreement; provided that, with respect to any Financing, Seller’s obligations shall be limited in the manner set forth in Section 16.

(l)            Seller shall provide notice to Company as soon as practicable after it decides or agrees to make any material changes to the services to be performed by Genesis under the Amended and Restated Servicing Agreement, including any material changes to any SLAs as contained in the Amended and Restated Servicing Agreement.

(m)          Seller shall not, unless required by Applicable Law or Company provides its written consent thereto, make or agree to any changes to the Amended and Restated Servicing Agreement that would loosen any SLAs contained in the Amended and Restated Servicing Agreement below the standards that Genesis provides to Seller with respect to the Back Book Receivables as of the Effective Date.

(n)           Seller shall notify Company in writing of any proposed amendments to any Account Agreement.  (****).

(o)           Seller will not exercise any right to terminate Genesis, for convenience, as servicer under the Amended and Restated Servicing Agreement other than with the prior written consent of Company and, in such case, will identify and appoint a replacement servicer in compliance with Section 17(b).

(p)           (i)            Subject to the right of first refusal in Section 19, following the expiry or termination of this Agreement or at any time during the suspension of Company’s purchase obligation in accordance with Section 7, Seller will not, and will cause Genesis and its agents not to, originate any additional Receivables on any Account in respect of which Company has purchased Back Book Receivables, Add-on Receivables or Forward Flow Receivables, other than Add-on Receivables and Forward Flow Add-on Receivables during such a suspension in accordance with Section 7, for so long as any such Receivables remain outstanding.

(ii)           At a reasonable time prior to expiry or termination of this Agreement, Seller and Company shall engage in good faith discussions to consider alternatives as to how Seller may (at its own cost and expense) (****), including the ability for Seller to originate additional Receivables on any Account for which Company owns outstanding Receivables (****).

(iii)          Unless Seller and Company implement a mutually agreed operational approach pursuant to Section 8(p)(ii), Seller may only open new Accounts (each a “New Account”) to originate additional Receivables for any Borrower who has outstanding Receivables owned by Company (such Borrower, a “Returning Borrower”) with respect to an existing Account (such Account, an “Existing Account”), so long as, (****).

(q)           Following the Initial Closing Date, Sterling shall ensure that any Forward Flow Receivables with Borrowers that have an origination FICO score of (****) as of the date of Settlement shall be offered to Company for purchase pursuant to Section 2, subject to all other terms and conditions of this Agreement.

(r)            Seller shall use commercially reasonable efforts to satisfy the conditions precedent set forth in Section 13 for which it is reasonably able to exercise control, in each case, on or prior to the related Closing Date.

9.	Covenants of Company. Company hereby covenants that:

(b)          Company shall provide notice to Seller as soon as practicable after it decides or agrees to make any material changes to the services to be performed by Genesis under the Company Servicing Agreement, including any material changes to any SLAs as contained in the Company Servicing Agreement.

(c)           Company shall not, unless required by Applicable Law or Seller provides its written consent thereto, make or agree to any changes to the Company Servicing Agreement that would loosen any SLAs contained in the Company Servicing Agreement below the standards that Seller currently provides as of the Effective Date.

(d)          Other than pursuant to a bona fide Financing, Company shall not sell or transfer any Receivables it purchases under this Agreement to any third party unless (i) Company ensures that such Receivables are serviced by the same servicer that services Receivables sold under this Agreement on terms that are substantially the same terms as the Company Servicing Agreement; (ii) such third party transferee is restricted from making any changes to their applicable servicing agreement that would loosen any SLAs contained in such servicing agreement below the standards that Genesis provides to Seller under the Amended and Restated Servicing Agreement as of the Effective Date; and (iii) the transfer agreement between Company and such third party reflects the covenants in this Section 9(d).

(e)           Company shall use commercially reasonable efforts to satisfy the conditions precedent set forth in Section 14 for which it is reasonably able to exercise control, in each case, on or prior to the related Closing Date.

10.	General Representations and Warranties of Seller. Seller hereby represents and warrants to Company as of the date of this Agreement and as of each Closing Date that:

(a)           Seller is a Delaware corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has the full power and authority to make the extensions of credit to Borrowers and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the other agreements and instruments to be executed by Seller as contemplated hereby have been duly authorized and are not in conflict with and do not violate Applicable Law or the terms of the charter or bylaws of Seller and will not result in a breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Seller is a party;

(b)           This Agreement constitutes a legal valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and general principles of equity;

(c)           All consents, licenses, approvals, or authorizations of, or registrations or declarations with any Regulatory Authority required to be obtained, effected, or given by Seller in connection with the execution, delivery, and performance of Seller’s obligations under this Agreement and with respect to the Accounts have been duly obtained, effected, or given and are in full force and effect;

(d)           There are no Proceedings or investigations pending or, to the best knowledge of Seller, threatened against Seller (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation by Seller of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Seller would materially and adversely affect the performance by Seller of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement; or (v) which could reasonably be expected to materially and adversely affect Company’s interest in, or the value or collectability of the Receivables;

(e)           Seller is not subject to an Insolvency Event;

(f)            Seller is operating the Program in compliance with Applicable Law;

(g)           Seller is not in default under any agreement, contract, instrument or indenture to which Seller is a party or by which it (or any of its assets) is bound, which default would have a Material Adverse Effect with respect to Seller, the Program or this Agreement, nor has any event occurred which, with the giving of notice, the lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture that would have a Material Adverse Effect with respect to Seller, the Program or this Agreement;

(h)           Seller is in compliance in all material respects with all applicable provisions of the AML-BSA Laws and has adopted and put into practice policies and procedures reasonably designed to ensure its ongoing compliance with such laws, which policies and procedures are consistent with generally accepted standards within Seller’s industry for ensuring such compliance;

(i)           All written information, reports, certificates and statements (other than projections and forward-looking statements) furnished by or on behalf of Seller for purposes of or in connection with the Program this Agreement or any other transaction document contemplated by this Agreement are true, complete and correct in all material respects as of the date such information is stated or certified; provided that with respect to any information regarding a Receivable that was provided to Seller or any of its Affiliates by the Borrower, credit bureau or other third party, Seller only represents and warrants that such information is true and correct to the best of Seller’s knowledge.  There is no fact, condition, circumstance or event known to Seller that has not been disclosed to Company in writing which could reasonably be expected to be, have or result in a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interest in, or the value or collectability of, the Receivables purchased under this Agreement;

(j)            Except as expressly disclosed to Company by Seller in writing prior to the Effective Date with respect to certain Back Book Receivables, none of the compensation practices of Seller encourage behavior that is contrary to Applicable Law;

(k)           Seller maintains all intellectual property and all licenses of, or any other interest in, intellectual property (including the Proprietary Materials) necessary for the origination, identification, collection, enforcement or servicing of, or necessary to maintain the value and validity of, each Receivable by Seller, Genesis, any successor thereto and any other assignees of any of the foregoing.  Seller has good and valid title to all such intellectual property (including the Proprietary Materials), free and clear of any Lien.  All such intellectual property (including the Proprietary Materials) is valid, subsisting, and enforceable.  Seller has prevented any Person from having or obtaining any interests, Liens or other rights to any intellectual property or any licenses of, or any other interest in, intellectual property (including the Proprietary Materials) that could individually or in the aggregate, interfere in any material respect with the origination, identification, collection, enforcement or servicing of, each Receivable by Seller, Genesis, any successor thereto and any other assignees of any of the foregoing or otherwise impair the validity or value of any Receivable;

(l)            All marketing and training materials utilized by Seller or its Affiliates and agents with respect to the Receivables and the Program comply with the Marketing P&Ps and all Applicable Laws.

(m)          Seller’s sales practices with respect to the underlying financed merchandise related to the Receivables, and any ancillary products related thereto, comply with all Applicable Laws.

(n)          The (****), together with any policies forming part of the Marketing P&Ps, related to the Program contains the following criteria:

(i)            (****);

(ii)           (****);

(iii)          (****);

(iv)          (****);

(v)           (****);

(vi)          (****).

(o)          With respect to the Initial Closing Date, all of the factual statements and representations in any officer’s certificate delivered in connection with the True Sale Opinion on the Initial Closing Date are true and correct in all respects as of the date thereof, and Seller shall have complied with all of the assumptions set forth in such opinion as of the date thereof, including with respect to Seller having a valid business reason for selling the Receivables to Company hereunder, and with all of the statements set forth in such officer’s certificate.

The representations and warranties set forth in this Section 10 shall survive the sale, transfer and assignment of the Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in Section 10(d) shall be made continuously throughout the Term.  In the event that any investigation or Proceeding of the type described in Section 10(d) is instituted or threatened against Seller, Seller shall promptly notify Company of such pending or threatened investigation or Proceeding.

11.	Receivables Representations and Warranties. Seller hereby represents and warrants to Company that, as of the related Closing Date with respect to each Receivable acquired on such date that:

(a)           Seller is the sole owner of each Receivable purchased hereunder, has good and marketable title thereto, and has the right to assign, sell and transfer such Receivable to Company free and clear of any Lien, other than the security interest granted pursuant to this Agreement.  Seller has not sold, assigned, pledged, granted a security interest in or otherwise transferred any right or interest in or to such Receivable and has not pledged such Receivable as collateral for any debt or other purpose, other than the security interest granted hereto.  Seller has not authorized the filing of and is not aware of any financing statements against Seller that include a description of collateral covering any portion of such Receivables other than any financing statement relating to the security interest granted to Company pursuant to this Agreement;

(b)           Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the applicable Borrower, directly or indirectly for the payment of any amount required by the related Receivable;

(c)           The servicing practices used by Genesis, on behalf of Seller, with respect to each Receivable purchased hereunder have been, in all respects (i) legal, proper, prudent and customary in the open-ended consumer private label credit card receivable origination and servicing industry, and (ii) in accordance with the Applicable Requirements, Applicable Law and the terms of such Receivable.

(d)          The terms, covenants and conditions of such Receivable have not been waived, altered, impaired, modified or amended in any respect, except as previously disclosed in a written document to Company, which document has been disclosed to Company and included in the related Records, and in each case solely as permitted under the Account Agreement;

(e)           Such Receivable and its related Borrower meet the Credit Underwriting Standards and each of the following criteria:

(i)            (x) the Receivable was originated and has been serviced in accordance with, and the related Account Agreement contains all disclosures required by, Applicable Law and the Credit Underwriting Standards; and (y) Seller has not altered the Program in any way that could reasonably be expected to have a Material Adverse Effect with respect to Seller, the Program or this Agreement or materially and adversely affect Company’s interests in, or the value or collectability of, such Receivable;

(ii)           Other than as disclosed to Company prior to the Effective Date with respect to certain Borrowers that were (****), a legal resident of the United States at the time of origination, at least eighteen (18) years of age, and is not on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order;

(iii)          to Seller’s knowledge, such Borrower is not subject to an Insolvency Event, other than an Insolvency Event that has been dismissed, withdrawn, or discharged by a court of competent jurisdiction (****);

(iv)          with respect to any Back Book Receivable, (x) no payment with respect thereto, or part thereof, has remained unpaid for more than (****), and (y) to the extent the Receivable was originated prior to (****); and

(v)           where such Receivable is also a Forward Flow Receivable, the FICO score with respect thereto is (****), unless otherwise agreed in writing by the Parties.

(f)            (i) Such Receivable is in full force and effect and represents a legal, valid and binding payment obligation of the applicable Borrower, enforceable against such Borrower in accordance with its terms (subject to general principles of equity) for the amount outstanding thereof without any right of rescission, offset, counterclaim, dispute, discount, adjustment or defense, except that enforceability may be limited by Debtor Relief Laws and general principles of equity; (ii) there are no conditions precedent to the enforceability or validity of such Receivable that have not been satisfied or waived; (iii) the Borrower under such Receivable has no bona fide claim against Seller or any Affiliate thereof; (iv) each of Seller and, to Seller’s knowledge, Genesis, has not done anything to prevent or impair such Receivable from being valid, binding and enforceable against such Borrower; (****);

(g)           The Records applicable to each such Receivable are true, accurate and complete in all material respects except as would not reasonably be expected to adversely affect the value or collectability of the Receivable as of the Closing Date and, if applicable, such Records include all amendments, supplements and modifications thereto as of such date;

(h)           Each Account Agreement pertaining to such Receivable provides consent by the related Borrower for Seller to deliver or disclose all relevant information and data, including the Borrower Data, pertaining to such Borrower to Company and its Affiliates and any successors and assignees thereto in accordance with the terms of this Agreement;

(i)            Except as expressly set forth in this Agreement, there is no limitation or restriction pertaining to the current or future sale, transfer, financing or securitization of such Receivable in the related Account Agreement or in any other document or agreement to which Seller is a party and, to Seller’s knowledge, there is no such limitation or restriction under Applicable Law or in any document or agreement to which Genesis or the related Borrower is a party;

(j)            By delivering the Daily Receivables Sale Statement to Company pursuant to Section 4(d) (whether delivered by Seller or Genesis), Seller shall be deemed to have represented that the content of such statement, including the Forward Flow Purchase Price and the Add-on Receivable Purchase Price, is true, complete and accurate in all material respects; and

(k)           No selection procedures were used by Seller that identified such Receivable as being less desirable or valuable than other comparable Receivables being originated by Seller under the Program.

12.	Representations and Warranties of Company. Company hereby represents and warrants to Seller that as of the date of this Agreement and each Closing Date:

(a)           Company is a Delaware statutory trust duly formed and validly existing, in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement, and that Company holds all licenses to purchase the Receivables under this Agreement necessary to ensure the enforceability of the Receivables; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the governing documents of Company and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(b)          All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been or will be obtained by Company or its service providers prior to the Effective Date;

(c)           This Agreement constitutes, a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and general principles of equity;

(d)          There are no Proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation, of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement;

(e)           Company is not subject to an Insolvency Event; and

(f)           The execution, delivery and performance of this Agreement by Company comply with Applicable Law.

The representations and warranties set forth in this Section 12 shall survive the sale, transfer and assignment of the Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in Section 12(d), shall be made continuously throughout the Term. In the event that any investigation or Proceeding of the type described in Section 12(d) is instituted or threatened against Company, Company shall promptly notify Seller of such pending or threatened investigation or Proceeding.

13.
Conditions Precedent to the Obligations of Company.  The obligations of Company under this Agreement are subject to the satisfaction or waiver of the following conditions precedent on or prior to each Closing Date:

(a)           As of such Closing Date, no action or Proceeding shall have been instituted or threatened against Company or Seller (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated hereby, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Seller of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) which might materially and adversely affect any Receivable purchased under this Agreement or Company’s interest in any such Receivable;

(b)           The representations and warranties of Seller set forth in Sections 10 and 11 shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualifier) or in all material respects (in the case of any representation or warranty that does not contain any materiality qualifier) on such Closing Date as though made on and as of such date;

(c)           With respect to each Closing Date for any Forward Flow Receivable, the purchase of such Forward Flow Receivable shall not reasonably be expected to result in a violation of (****).  For the avoidance of doubt, if Company elects to invoke this condition in respect of any Forward Flow Receivable, Company must still comply with its obligations with respect to all other Forward Flow Receivable that are not reasonably expected to violate (****);

(d)           The material terms, covenants and conditions of Seller set forth in this Agreement to be complied with on or before such Closing Date shall have been complied with in all respects as of such date by Seller;

(e)           No CSA Event of Default or Servicer Event of Default has occurred and is continuing;

(f)           The Amended and Restated Servicing Agreement and the Company Servicing Agreement shall be in full force and effect and there is no continuing material breach by either Seller or Genesis, as applicable, thereunder; provided that the failure of the Company Servicing Agreement to be in full force and effect, or any breach thereof, is not attributable to Company acting in bad faith;

(g)           With respect to the Initial Closing Date, Seller has delivered to Company (i) the Initial Closing Statement, (ii) duly executed copies of this Agreement, the Amended and Restated Servicing Agreement and the True Sale Opinion substantially in the form as set forth in Exhibit D; provided that , in the event that Sterling exercises its right to seek a Minority Purchaser, the form of the True Sale Opinion set forth in Exhibit D shall be revised by Sterling’s counsel to reflect the Minority Purchaser Allocation, the terms of the Minority RPA and the Minority Servicing Agreement, and any modifications or amendments made to this Agreement or any other document in connection therewith; provided, further that, the terms of such Minority Purchaser Allocation, Minority RPA, Minority Servicing Agreement, and any such modifications or amendments, if applicable, shall be consistent with the true sale analysis of Sterling’s counsel (as determined by Sterling’s counsel); and (iii) an officer’s certificate of Seller confirming that, to the knowledge of such officer, the conditions in Sections 13(b) and 13(d) have been or will be satisfied on and as of the Initial Closing Date;

(h)           With respect to the Initial Closing Date, Genesis and Company have entered the Company Servicing Agreement in a form reasonably satisfactory to Company;

(i)            (****);

(j)           There is no fact, condition, circumstance or event which could reasonably be expected to result in a material and adverse effect on Company’s interest in, or the value or collectability of the Back Book Receivables since the Effective Date.

The Parties agree that, upon payment by Company to Seller of the Forward Flow Purchase Price and Add-on Receivable Purchase Price (as applicable) on any Closing Date (or the Back Book Purchase Price in respect of the Initial Closing Date), ownership of the Receivables set forth in Company’s Daily Receivables Sale Statement for such day (or the Initial Closing Statement in respect of the Back Book Receivables) shall vest in Company, whether or not the foregoing conditions precedent to such purchase were in fact satisfied and any Party’s sole remedy for damages on account of failure to satisfy such conditions precedent shall be limited to indemnification as provided in Section 22.

14.
Conditions Precedent to the Obligations of Seller.  The obligations of Seller to Company in this Agreement are subject to the satisfaction or waiver of the following conditions precedent on or prior to each Closing Date:

(a)           As of each Closing Date, no action or Proceeding shall have been instituted or threatened against Company or Seller (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated hereby, (iii) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the performance by Company of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement;

(b)           The representations and warranties of Company set forth in Section 12 shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualifier) or in all material respects (in the case of any representation or warranty that does not contain any materiality qualifier) on each Closing Date as though made on and as of such date;

(c)           The material terms, covenants and conditions of Company set forth in this Agreement to be complied with on or before each Closing Date shall have been complied with in all material respects as of such date by Company;

(d)           The Amended and Restated Servicing Agreement and the Company Servicing Agreement shall be in full force and effect and there is no continuing material breach by either Genesis or Company, as applicable, thereunder; provided that the failure of the Amended and Restated Servicing Agreement to be in full force and effect, or any breach thereof, is not attributable to Seller acting in bad faith; and

(e)           With respect to the Initial Closing Date, Company has delivered to Seller (i) the Estimated Purchase Price, and (ii) duly executed copies of this Agreement and the Company Servicing Agreement.

Notwithstanding the foregoing, Seller’s acceptance of any Back Book Purchase Price, Add-on Receivable Purchase Price or Forward Flow Purchase Price shall result in Company’s ownership of the related Receivable, whether or not the above conditions were satisfied at such time.

15.	Minority Purchaser.

(a)           Notwithstanding anything set forth in this Agreement, Seller shall have the right to reduce the amount of Back Book Receivables, Add-On Receivables and Forward Flow Receivables that would otherwise be offered to the Company for purchase in accordance with Section 2 of this Agreement by an amount less than or equal to thirty percent (30%) (“Minority Purchaser Allocation”) and reallocate such Receivables (the “Deferred Receivables”) to one additional purchaser set forth on Schedule 15(a) or such other additional purchaser as mutually agreed by the Parties (the “Minority Purchaser”), provided that, for the avoidance of doubt, in no event shall Company and the Minority Purchaser be allocated Back Book Receivables, Add-On Receivables or Forward Flow Receivables with respect to the same Account and, following execution of the Minority RPA, except as set forth in this Agreement, Company shall have no further obligations to purchase the Deferred Receivables pursuant to this Agreement.

(b)           The right to allocate the Deferred Receivables to the Minority Purchaser shall be subject to the following requirements:

(i)            Seller shall provide written notice of its decision to exercise such right to seek a Minority Purchaser reallocation within (****) and specify the proposed maximum Minority Purchaser Allocation to be offered (such notice, the “Minority Purchaser Reallocation Notice”);

(ii)           Seller’s selection of the Receivables (which shall be on a per Account basis) that constitute the Deferred Receivables shall be performed on a randomized basis, using a generally accepted randomization software tool agreeable to Company, without use of adverse selection tactics and, with respect to the allocation of the Forward Flow Receivables that are part of the Deferred Receivables, shall be reconciled by Seller, Company and the Minority Purchaser on a fiscal quarterly basis in a manner designed to reasonably approximate the allocation of Deferred Receivables to the Minority Purchaser;

(iii)          On or before the date(****), Seller and the Minority Purchaser shall have entered into a separate receivables sale and purchase agreement (“Minority RPA”) (****),(****):

(A)	The (****) this Agreement;

(B)	the Minority RPA shall provide(****); provided that, the (****);

(C)	Concurrently with the initial closing date of the Minority RPA (which shall be the same date as the Initial Closing Date), (****);

(D)	From the Effective Date until the date that is (****);

(E)	For the period between the (****);

(F)	Seller may (****) under the Minority RPA;

(G)	The (****);

(H)	As a (****); and

(I)
Seller shall provide copies of, and Company shall have the right to consent to, any modification to the terms set forth in clauses (A) through (H) and to any other modification or amendment that would cause any term of the Minority RPA to be more favorable to the Minority Purchaser than the terms as set forth in this Agreement.

(iv)          On or before the later of (****), Genesis and the Minority Purchaser shall have entered into a receivables servicing agreement governing billing and collections of the Deferred Receivables from and after the Initial Closing Date (the “Minority Servicing Agreement”)  which shall be based on the Company Servicing Agreement and (****); provided that the Company (****).

(v)           Signet shall (****).

16.	Financing or Securitization.

(a)           Company shall have the right to either finance or securitize the Receivables acquired by it under this Agreement, or any part thereof, at any time or from time to time, by itself or as part of a larger offering (any such financing or securitization by Company, a “Financing”).  Such Financing shall not affect Seller’s rights or Company’s obligations hereunder except as expressly set forth herein.

(b)           Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide, at Company’s sole expense, cooperation to the extent reasonably requested by Company and that is customary in connection with a financing comparable to the Financing, including with respect to the preparation of disclosure and the provision of information to third parties, regarding the origination and servicing of the Receivables subject to the Financing and the related Accounts.

(c)           Notwithstanding anything to the contrary, neither Seller nor any of its Affiliates shall:

(i)            be required to provide cooperation to the extent it materially would interfere unreasonably with the business or operations of Seller or its Affiliates;

(ii)           be required to take any action that would conflict with or violate Seller’s or any of its Affiliates’ organizational documents or any Applicable Laws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which Seller or any of its Affiliates is a party;

(iii)          be required to pay any commitment or other fee or incur any other cost, expense, or obligation in connection with the securitization or any of the foregoing

(iv)          subject to clause (b) above, except for delivery of a customary solvency certificate to the extent reasonably requested by the lenders, underwriters or comparable parties to the Financing, have any obligation to (i) execute or deliver any certificate or document containing any representation regarding the financial condition of Seller or its Affiliates in connection with the Financing, or (ii) provide any legal opinions that may be required in connection with the Financing or other financing transaction entered into by Company; or

(v)           be required to take any action that might reasonably be expected to result in Seller becoming a “sponsor” (as such term is defined in the Risk Retention Rules) with respect to any Financing.

(d)           Company shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees and expenses) incurred by Seller or its Affiliates in good faith in connection with the cooperation outlined in this Section 16.

(e)           Any disclosure by Company to actual or potential investors, rating agencies, underwriters, placement agents, trustees, their representatives and other interested parties in connection with the Financing shall be made subject to an industry-standard confidentiality agreement that prohibits the recipient’s use and disclosure of such information in a manner inconsistent with the Confidentiality Agreement.

17.	Replacement of Servicer.

(a)           Upon the occurrence of the following circumstances, Seller shall appoint a replacement servicer that is a Qualified Servicer in accordance with Section 17(b):

(i)            If there is a CSA Event of Termination and Company provides written notice to Seller of its desire to replace the servicer.

(ii)           If there is a Servicer Event of Termination under the Amended and Restated Servicing Agreement.

(b)           Upon the occurrence of the circumstances set forth in Section 17(a), Seller shall identify a replacement servicer that is a Qualified Servicer and such Qualified Servicer’s appointment as servicer shall be effective (****) of the occurrence of the circumstances set forth in Section 17(a).  The Parties agree to take all commercially reasonable actions and to act with due speed and in good faith to effectuate any such replacement, including to consummate a written agreement with the chosen Qualified Servicer and finalize a conversion of systems needed in connection with the transition in order for the appointment of such replacement servicer to be effective within such (****) period.

18.	Term and Termination.

(a)           This Agreement shall have a term of five (5) years from the Initial Closing Date (the “Term”).

(b)           Company and Seller shall have the right to terminate this Agreement:

(i)            upon (****) prior written notice to the other Party in any of the following circumstances:

(A)
any representation or warranty made by the other Party shall prove to have been incorrect in any material respect when made and shall not have been corrected within thirty (30) days after written notice thereof has been given to such other Party; provided, that incorrect representations or warranties under Section 11 shall be deemed cured to the extent Seller repurchases the affected Receivable(s) pursuant to Section 20;

(B)
subject to Sections 18(c), 18(d) and 18(e) below, the other Party shall fail to perform or observe, in any material respect, any obligation, covenant or agreement contained in this Agreement and such failure shall continue for thirty (30) days after written notice thereof has been given to such other Party;

(ii)           upon (****) prior written notice to the other Party:

(A)	If an Insolvency Event shall occur with respect to such other Party; or

(B)
If there is any change in any Applicable Law that could reasonably be expected to result in a (x) Material Adverse Effect with respect to Seller, the Program or this Agreement or (y) materially and adversely affect Company’s interest in, or the value or collectability of, the Receivables, in either case, such that the Cumulative Net Yield would be, in the good faith and reasonable judgment of the Party wishing to terminate this Agreement, below the Net Yield Floor (****) (“Material Adverse Change in Applicable Law”); provided that, prior to giving a notice of termination under this Section 18(b)(ii)(B), the Party who wishes to terminate this Agreement shall deliver a notice to the other Party, together with supporting documentation demonstrating that such Material Adverse Change in Applicable Law has occurred and requesting that the other Party engage in good faith renegotiation of the terms of this Agreement designed to offset the adverse economic effect of the Material Adverse Change in Applicable Law.  If Company and Seller, after negotiating in good faith for a period of not less than thirty (30) days, have not agreed to mutually agreeable modifications of this Agreement, then the Party who wishes to terminate shall be entitled to provide notice of termination under this Section 18(b)(ii)(B).

(iii)          Unless otherwise specified in this Section 18(b)(iii), immediately by written notice to the other Party in any of the following circumstances:

(A)	the Initial Closing Date has not occurred by October 31, 2018; provided that, the Party seeking termination is not the cause of such delay.

(B)
There shall occur any change in any Applicable Law, which change makes it illegal for Company to purchase or own, or for Seller to originate and/or sell, the Receivables or otherwise operate the Program.

(c)           Seller shall have the right to terminate this Agreement:

(i)            Upon (****) prior written notice to Company in any of the following circumstances:

(A)	From and after the Initial Closing Date, Company fails to have (****), and has not corrected (****) within thirty (30) days after written notice thereof has been given to Company.

(B)	From and after the Initial Closing Date, Company shall have failed to have a (****) and has not corrected (****) within thirty (30) days after written notice thereof has been given to Company.

(ii)           Upon (****) prior written notice to Company if Company defaults on its obligations set forth in Sections 2, 3(b), 3(c) or 4(d) of this Agreement and fails to cure such default within two (2) Business Days; provided that, if Company has not cured this default within such two (2) Business Day period, Seller shall be entitled to mitigate the loss caused by such breach by offering the Forward Flow Receivables related to new Accounts following such termination date that would ordinarily be allocated to Company to any other Person and the obligations of Seller in Sections 2, 3(b) and 4(d) solely with respect to Company for such Receivables shall cease to be of any further force and effect; provided, however, that, for the avoidance of doubt, Company shall have no obligation to purchase any such Forward Flow Receivables subsequently originated from such new Accounts.

(d)           Company shall have the right to terminate this Agreement upon (****) prior written notice to Seller in any of the following circumstances:

(i)            Signet Jewelers Limited’s and Signet Group Limited’s leverage ratio, determined as of (****).

(ii)           Signet Jewelers Limited’s and Signet Group Limited’s leverage ratio, determined as of  (****).

(iii)          Signet Jewelers Limited fails to have (****).

(iv)          If Seller fails to deliver the Daily Receivables Sale Statement and effect the sale of the Receivables identified therein, and such failure has not been cured within five (5) Business Days.

(v)           Seller shall (A) cease to be in good standing with any Regulatory Authority having oversight over the operations of Seller or (B) become subject to any Applicable Order or Proceeding, that, in either case, has materially restricted or prohibited Seller from meeting its obligations under the terms of this Agreement.

(vi)          If Seller has failed to make when due any payment required to be made by it under this Agreement and such failure has not been cured within five (5) Business Days.

(e)           Company shall have the right to terminate this Agreement (****) upon written notice:

(i)            if this Agreement shall cease to create a valid and enforceable first priority perfected security interest in favor of Company (and its successors and assigns) in any Receivable purchased hereunder, free and clear of any adverse claim or encumbrance created by or through Seller and such status has not been cured within five (5) Business Days of Company informing Seller of such adverse claim or encumbrance;

(ii)           if Seller has breached its obligation to replace Genesis (or any successor servicer) in accordance with Section 17 within the timeframe specified therein; or

(iii)          the Cumulative Net Yield is below the Net Yield Floor (****).

(f)            The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.  Unless otherwise specified herein, other than Sections 2, 3, 4, 6, 7, 8(a), 8(c) (only with respect to Accounts that are unrelated to Receivables held by Company), 8(j), 8(n) (only with respect to Accounts that are unrelated to Receivables held by Company), 8(q), 8(r), 9(d), 9(e), 13, 14, 15, 18 (other than this Section 18(f)) and 42 which shall not survive the termination or expiry of this Agreement, all other terms of this Agreement shall survive the expiration or termination of this Agreement until the last Receivable purchased hereunder is paid or charged off in full or repurchased by Seller and all obligations of the Parties have been performed in connection with such Receivables.

(g)           Upon expiration or notice of termination of this Agreement, the Parties shall agree work together to develop and agree on a transition plan to wind down this Agreement in accordance with Applicable Law.  Each Party acknowledges that the goals of the transition plan include benefitting Borrowers by minimizing any possible burdens or confusion and protecting and enhancing the names and reputations of the Parties.

19.	Seller’s Right of First Refusal.

(a)           During the Term and for (****) following expiration or termination of this Agreement (the “Restricted Period”), Company shall provide written notice to Seller (the “Transfer Notice”) prior to such time as Company offers any or all of the Receivables for sale to any third party and such Transfer Notice shall include a proposed term sheet setting forth the material terms and conditions of such sale in reasonable detail, including (i) the number and amount of Receivables proposed to be transferred by Company (the “Subject Receivables”), (ii) if such Subject Receivables are to represent less than all the Receivables owned by Company at the time of transfer, the method by which Receivables will be chosen for inclusion as Subject Receivables, (iii) the purchase price of such Subject Receivables at which Company proposes to transfer the Subject Receivables (the “Sale Price”) and (iv) such additional business and legal terms as Company deems to be material to the sale (the “Transfer Term Sheet”).  For the avoidance of doubt, the rights of first refusal set forth in this Section 19 shall not apply to any bona fide Financing by Company or any sale or transfer of Receivables to any Affiliate of Company.

(b)           The giving of the Transfer Notice shall constitute an offer (the “Transfer Offer”) by Company to sell to Seller (or its designee) the Subject Receivables at the Sale Price and subject to the terms and conditions set forth in the Transfer Term Sheet.  (****) following receipt by Seller of the Transfer Notice and Transfer Term Sheet (the “ROFR Election Period”), Seller may elect to purchase (or cause its designee to purchase) (and, in which case, Company shall be obligated to sell) all of such Subject Receivables at the Sale Price and subject to the terms and conditions set forth in the Transfer Term Sheet by delivering to Company a notice (the “ROFR Purchase Notice”) indicating its wish to exercise its rights under this Section 19(b) to purchase (or cause to be purchased) such Subject Receivables on such terms or other terms as may be agreed between the Parties.  For the avoidance of doubt, during the ROFR Election Period, Seller and Company may negotiate the terms of the Transfer Term Sheet, including the Sale Price, and may agree on terms that are different from the Transfer Term Sheet originally provided to Seller as part of the Transfer Offer; provided, however, that any counter proposal offered by Seller to Company’s Transfer Notice and the related Transfer Term Sheet during the ROFR Election Period shall be deemed a rejection by Seller of the Transfer Offer unless otherwise agreed to in writing by Company.  If Seller does not deliver a ROFR Purchase Notice within the ROFR Election Period, Seller shall be deemed to have rejected the Transfer Offer.  Delivery of the ROFR Purchase Notice will constitute a binding and irrevocable commitment by Seller to purchase (or cause to be purchased) the Subject Receivables on the terms specified in the Transfer Notice and Transfer Term Sheet (as may be modified by agreement between the Parties).  Such purchase and sale shall be consummated as promptly as reasonably possible, but in no event the later of (****) if the consummation requires approvals of any Regulatory Authority to consummate such purchase and sale, (****).  If the Transfer Notice is given prior to the expiry or termination of this Agreement, the ROFR Election Period shall be (****).

(c)           If Seller rejects or is deemed to have rejected the Transfer Offer, Company shall have the right, for a period of (****), to sell all the Subject Receivables (****).

20.	Mandatory Repurchase or Grant of Credit of Certain Receivables.

(a)           Seller shall repurchase any Receivable (i) with respect to which a breach of any of the representations and warranties set forth in Section 11 occurred as of the related Closing Date which materially and adversely affects the value or collectability of the related Receivable or the interest of Company in such Receivable or (ii) that is legally unenforceable because the origination of such Receivable by Seller involved fraud by Seller or any of its Affiliates, or any of its or their respective agents or employees.  Seller shall repurchase any such Receivable on the date mutually agreed to by Seller and Company, which date shall be within a commercially reasonable time period, not to exceed five (5) Business Days, after notice or knowledge of the event giving rise to the repurchase obligation contained in this Section 20(a).  Seller and Company shall execute all agreements and other documents, and shall take all other actions, reasonably requested by the other to effect any required repurchase.

(b)           If any Receivable sold by Seller pursuant to this Agreement is subject to Dilution, then Company shall be entitled to a credit against Seller in an amount of the net reduction caused by the Dilution of such Receivable, less the Discount Rate applied to such Receivable as of the Closing Date for such Receivable.  Any credits that Company is entitled to pursuant to this Section 20(b) shall be applied as a credit for the account of Company against the purchase price of Receivables subsequently purchased by Company from Seller hereunder; provided that within five (5) Business Days of termination or expiration of this Agreement, the amount of any credit outstanding at the time of such termination or expiration shall be paid by Seller to Company in immediately available funds.

(c)           For each repurchase of a Receivable under Section 20(a), the repurchase price to be paid by Seller shall be equal to the Back Book Purchase Price, the Add-on Receivable Purchase Price or Forward Flow Purchase Price, each as applicable, paid by Company for such Receivable, minus any net proceeds received by Company with respect to such Receivable.  Upon receipt of such repurchase price, Company shall, at Seller’s sole expense, transfer its interest in such repurchased Receivable to Seller on an “AS-IS”, “WHERE-IS” basis, without any representations or warranties, other than the absence of Liens on such Receivable created by or on behalf of Company.

(d)           Any payment by Seller pursuant to this Section 20, shall be made in accordance with Section 33.

21.	Confidentiality.

(a)           The Parties agree that Confidential Information of each other Party shall be used by each Party solely in the performance of its obligations pursuant to this Agreement, any Financing and the Confidentiality Agreement, except as required by Applicable Law, a Regulatory Authority or legal process.  Neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to its Affiliates, employees and agents or representatives for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party prohibits any further disclosure by its Affiliates, employees, agents or representatives); or (ii) to the Restricted Party’s auditors, accountants and other professional advisors.  Confidential Information of the other shall not include information that:

(i)            is generally available to the public;

(ii)           has become publicly known, without fault on the part of the Restricted Party subsequent to the Restricted Party acquiring the information;

(iii)          was otherwise known by, or available to, the Restricted Party prior to entering into this Agreement; or

(iv)          becomes available to the Restricted Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Restricted Party to be bound by a confidentiality agreement with the non-Restricted  Party or otherwise prohibited from transmitting the information to the Restricted Party.

(b)           Upon request or upon the termination of this Agreement, each Party shall destroy all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Law relating to the retention of records for the period of time required thereunder and in accordance with the bona fide document retention policies of such Party.  Notwithstanding the destruction of the Confidential Information, the Parties shall continue to be bound by their obligations of confidentiality hereunder.

(c)           Each Party shall require its subcontractors having access to Confidential Information of the other Party to agree in writing to be bound by provisions materially similar to this Section 21 prior to disclosure of any Confidential Information of the other Party to such subcontractors.  Such Party shall keep and maintain such protective agreements and shall promptly provide the other Party with copies thereof upon request.

(d)           In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of another Party, the Restricted Party, unless prohibited by applicable law, will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information which the Restricted Party is legally compelled to disclose and will exercise such effort to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.

(e)           Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Company shall be permitted to reveal Confidential Information to the extent necessary (i) to perfect or enforce the transfer of the Receivables to Company and (ii) to effect a Financing, in each case subject to any restrictions under Applicable Law.

(f)            Notwithstanding anything to the contrary herein, no limitation is imposed with respect to any disclosure of the tax treatment or tax structure of the transactions contemplated hereby.

(g)           The terms of this Section 21, together with the Confidentiality Agreement, shall supersede and replace any other agreements between the Parties pertaining to confidentiality.

22.	Indemnification.

(a)           Seller and Guarantor agree to indemnify, defend and hold harmless on a joint and several basis Company and its Affiliates, as well as any of its permitted assignees or transferees hereunder, and the officers, directors, members, employees, representatives, shareholders and agents of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, reasonable costs and expenses, including reasonable attorneys’ fees (“Losses”), that arise from (i) the gross negligence or willful misconduct of Seller or its agents or contractors (other than Company) in connection with Seller’s performance of its obligations under, or alleged breach of, this Agreement; (ii) Seller’s, or its agents’ or contractors’ (other than Company) breach of any of Seller’s covenants, obligations, representations, warranties or undertakings under this Agreement; (iii) Seller’s, or its agents or contractors’ (other than Company) violation of Applicable Law (other than any violation of Applicable Law resulting from the activities of Company, or the failure of Company to perform its obligations under this Agreement); or (iv) third party claims relating to unauthorized release of or access to non-public customer and consumer information and any other confidential and proprietary consumer or customer information involving the systems or data of Seller (or its agents or service providers), in each case, to the extent within Seller’s (or its agents’ or service providers’) control or possession and caused by an act or omission of Seller.

(b)           Company agrees to indemnify, defend and hold harmless Seller and its Affiliates, as well as any of its permitted assignees or transferees hereunder, and the officers, directors, members, employees, representatives, shareholders and agents of such entities (the “Seller Indemnified Parties”) from and against any and all Losses, that arise from (i) the gross negligence or willful misconduct of Company, or its agents or contractors in connection with Company’s performance of its obligations under this Agreement; (ii) breach or alleged breach by Company or its agents or contractors, of any of Company’s covenants, obligations, representations, warranties or undertakings under this Agreement; or (iii) a violation by Company, or its agents or contractors of any Applicable Law in connection with Company fulfilling its obligations under this Agreement (other than any violation of Applicable Law resulting from the activities of Seller, or the failure of Seller to perform its obligations under this Agreement) or (iv) third party claims relating to unauthorized release of or access to non-public customer and consumer information and any other confidential and proprietary consumer or customer information involving the systems or data of Company (or its agents or service providers), in each case, to the extent within Company’s (or its agents’ or service providers’) control or possession and caused by an act or omission of Company.

(c)           The Company Indemnified Parties and Seller Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Seller, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”

(d)           Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure.

(e)           The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted. The Indemnifying Party shall have twenty (20) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to undertake, conduct and control, through counsel of its own choosing, and, at its own expense, the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation.  If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld); provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party; and (ii) the Indemnifying Party may settle or compromise any Indemnifiable Claim solely for the payment of money damages for which the Indemnified Party will be released and fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent which consent shall not be unreasonably withheld.

(f)            Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control the defense of any such Indemnifiable Claim if: (a) the Indemnifying Party fails to assume the defense of such Indemnifiable Claim or acknowledge in writing that it will assume the defense of such Indemnifiable Claim within twenty (20) days of receipt of the applicable Claim Notice or thereafter fails to contest such Indemnifiable Claim; (b) the Indemnified Party reasonably determines (at any time while the Indemnifiable Claim is pending) based upon advice of counsel that there are issues which could raise possible conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has claims or defenses that are separate from or in addition to the claim or defenses of the Indemnifying Party; (c) such Indemnifiable Claim seeks an injunction, cease and desist order, or other equitable relief  against the Indemnified Party that could reasonably be expected to materially adversely affect the ongoing business of the Indemnified Party; or (d) such Indemnifiable Claim arises out of or is related to any investigation or proceeding of a Regulatory Authority having jurisdiction over the Indemnified Party.  In each such case described in clauses (a) – (d) above, the Indemnified Party shall have the right to control the defense of the Indemnifiable Claim and retain its own counsel and the Indemnifying Party shall pay the reasonable cost of such defense, including reasonable attorneys’ fees and expenses of one law firm, and shall be entitled to participate in the defense of such claim, on a non-controlling basis, at its expense with counsel of its own choosing.  In such event, the Indemnified Party shall have the right, upon notice to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.  No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 22.

(g)           After (i) any final judgment or award shall have been rendered by a governmental authority and the time in which to appeal therefrom has expired, (ii) a settlement shall have been consummated or (iii) the Indemnified Party and the Indemnifying Party shall arrive at a mutually binding agreement with respect to any matter for which the Indemnified Party seeks indemnification from the Indemnifying Party  hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by it with respect to such matter and the Indemnifying Party shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within ten (10) Business Days after the date of such notice; provided that in the event the Indemnifying Party does not make such payment by such date, the sums due and owing to the Indemnified Party shall include interest thereon, computed at a rate per annum equal to the Prime Rate from the date (and applying the Prime Rate as of such date) on which  the Indemnified Party delivered the applicable notice to the Indemnifying Party and to the date of payment.

(h)           In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a third party Indemnifiable Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses related to such claim or claims, with reasonable promptness and in any event prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder.  If the Indemnifying Party notifies the Indemnified Party that Indemnifying Party disputes the claim described in such notice, the Indemnifying Party and Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days.  If the Indemnifying Party disputes its liability to the Indemnified Party for the amount of the claim described in such notice and all or any part of such amount is subsequently determined in any settlement or final resolution to be owed to the Indemnified Party, the Indemnifying Party shall promptly, upon such settlement or resolution, pay such amount, together with interest thereon, computed at a rate per annum equal to the Prime Rate from the date (and applying the Prime Rate as of such date) on which the claim was finally settled or resolved to the date of payment.

(i)            Except with respect to the right of either Party to seek injunctive or other equitable relief, the foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and their respective Affiliates and their respective officers, directors, employees, stockholders and representatives for Losses.

(j)            Any Losses under this Section 22 shall be determined after giving effect to any actual cash payments, setoffs or recoupment of any payments in each case actually received, realized or retained by an Indemnified Party as a result of any event giving rise to a claim for such indemnification.  Notwithstanding the foregoing, the Indemnified Party shall have no duty or obligation to mitigate any damages incurred in connection with this Agreement except as required by Applicable Law; provided, however, that in no event shall Company have any obligation to pursue any legal action or litigation in connection with any such mitigation obligations.

23.
Assignment.  This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party; provided that, no consent shall be required in the event of an assignment or transfer to any assignee or transferee in connection with any Financing under Section 16 or Section 15(b)(iii)(E).  Upon any such assignment or transfer, such assignee or transferee shall succeed to all rights and obligations of Company under this Agreement to the extent of the related Receivables and this Agreement.  To the extent of the related Receivables, this Agreement shall be deemed to be a separate and distinct agreement between Seller and such assignee or Affiliate, and a separate and distinct agreement between Seller and Company.  Any Party or its successor or permitted assign hereunder that has dissolved, terminated or otherwise ceased to exist shall have no further rights under this Agreement.

24.
No Third Party Beneficiaries.  Except for the Indemnified Parties with respect to indemnity claims pursuant to Section 22, nothing contained herein shall be construed as creating a third party beneficiary relationship between either Party and any other Person.

25.
Proprietary Materials.  Seller hereby provides Company with a royalty-free, non-exclusive, non-assignable (except as set forth in Section 23 and except as Company may assign this right to a servicer of the Accounts for the purposes of performing under this Agreement or the Company Servicing Agreement) license to use and reproduce Seller’s name, logo, registered trademarks and service marks on periodic statements, disclosures, agreements and as otherwise necessary to fulfill each Party’s obligations under this Agreement or to allow Genesis (or any successor servicer) to perform pursuant to the Company Servicing Agreement (collectively “Proprietary Material”); provided, however, that (a) Company shall obtain Seller’s prior written approval upon the initial use of Proprietary Material and such use shall at all times comply with written instructions provided by Seller at any time regarding the use of such Proprietary Material; provided that, such instructions shall not interfere with Company’s ability to collect the Receivables, or communicate with related Borrowers with respect thereto, and (b) Company acknowledges that, except as specifically provided in this Agreement it will acquire no interest in Seller’s Proprietary Material.  Upon termination of this Agreement, Company will cease using the Proprietary Material of Seller, except as necessary to collect the Receivables or communicate with Borrowers regarding their Receivables and the related Accounts.

26.
Notices.  All notices and other communications, including consents and approvals, that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received when (a) delivered by hand; (b) on the day transmitted if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party first-class mail postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

To Sterling or to Zale:	Michele Santana, CFO
Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333

With a copy to:	Simpson Thacher & Bartlett LLP
Attn: Maripat Alpuche, Esq.
425 Lexington Avenue
New York, NY 10017
E-mail Address: malpuche@stblaw.com
Telephone: (212) 455-3971
Fax: (212) 455-2502

To Guarantor:	Michele Santana, CFO
Signet Jewelers Limited
375 Ghent Road
Akron, Ohio 44333

With a copy to:	Simpson Thacher & Bartlett LLP
Attn: Maripat Alpuche, Esq.
425 Lexington Avenue
New York, NY 10017
E-mail Address: malpuche@stblaw.com
Telephone: (212) 455-3971
Fax: (212) 455-2502

To Company:	CVI SGP Acquisition Trust

With a copy to:	Mayer Brown LLP
Attn: Carol Hitselberger, Esq.
214N. Tryon Street, Ste 3800
Charlotte, NC 28202
Email Address: chitselberger@mayerbrown.com
Telephone: (704) 444 3522
Fax: (704) 377 2033

27.
Relationship of Parties.  Sterling, Zale and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venture or any association for profit between and among the Parties.

28.
Access to and Retention of Records.  Any Records with respect to Receivables purchased by Company pursuant hereto shall be held by Company or the servicer of the Accounts as custodian for the account of Seller as owner of such Accounts and Company as owner of the Receivables.

29.
Force Majeure.  In addition to the termination rights provided in Section 18, if any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused except that should such inability not be remedied within one (1) month after the date of such cause, either Party not so affected may at any time after the expiration of such one (1) month period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including acts of God, acts of governmental authorities, acts of terrorism, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefor; provided that a “Force Majeure Event” shall not include general economic conditions or other general market effects resulting in financial hardship for such Party.  No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

30.
Expenses.  Each Party shall bear the costs and expenses of performing its obligations under this Agreement.  Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

31.
Inspection and Audit.  Solely for purposes of establishing compliance with the terms of this Agreement, each Party, upon reasonable prior notice from the other Party, agrees to submit, no more than two (2) times per year, to an inspection and audit of its books, records, accounts, and facilities, including account level transaction testing, relevant to this Agreement, during regular business hours subject to third party contractual obligations and under Applicable Law.

32.	Governing Law.

(a)           This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed within such State.

(b)           THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.

33.
Manner of Payments.  Except as provided herein, all payments under this Agreement shall be made by wire or other transfer in immediately available funds to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement; provided that, the making of any payment hereunder shall not constitute a waiver by the Party making payment of any rights it may have under Applicable Law.

34.
Brokers.  Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

35.
Entire Agreement.  This Agreement and the Confidentiality Agreement, including exhibits, schedules and appendices, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

36.
Amendment and Waiver.  This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

37.
Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

38.
Interpretation.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

39.	Headings. Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

40.
Counterparts.  This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different Parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

41.
Limitation of Liability.  IN NO EVENT, EXCEPT FOR FRAUD, WILLFUL MISCONDUCT OR ANY INTENTIONAL OR WILLFUL BREACH OF THIS AGREEMENT, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WITH RESPECT TO ANY THIRD PARTY CLAIM FOR WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED PURSUANT TO SECTION 22.

42.
Financial Information.  Company shall deliver such financial statements and other financial information as Seller may reasonably request from time to time so as to evidence compliance with Section 18(c)(i), within a reasonable period of time following such request.

43.	Repurchase Guaranty.

(a)           Guarantor hereby absolutely and unconditionally guarantees to Company and its permitted successors and assigns the due and punctual payment of Seller’s repurchase, indemnity, and payment obligations under this Agreement (such obligations, the “Guaranteed Obligations”).  Such guaranty is a continuing guaranty of payment and not of collection.

(b)           The Guaranteed Obligations and the liabilities and obligations of Guarantor under this Section 43, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense (other than the defense of payment) of Guarantor against Company or Seller, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions relating to the Guaranteed Obligations) or otherwise.

(c)           In the event that, pursuant to the Bankruptcy Code or any judgment, order or decision thereunder, Company must rescind or restore any payment, or any part thereof, received by Company in satisfaction of the Guaranteed Obligations (including pursuant to any settlement entered into by Company in its discretion), as set forth herein, all obligations under this Section 43 shall be reinstated as though such payment had been due but not made at such time and remain in full force and effect and any prior release or discharge from the terms of this Agreement given to Guarantor shall be without effect.  It is the intention of Company and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by its performance of such obligations and then only to the extent of such performance.

(d)           (****).

44.
Legal Title.  The Parties hereto acknowledge and agree that legal title to each Receivable purchased by Company shall be held by, and in the name of,  “Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as Trustee of CVI SGP Acquisition Trust”.  Seller shall cause its books and records to reflect that record title to each such Receivable, as of the applicable Closing Date, has been vested in the name of “Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as Trustee of CVI SGP Acquisition Trust”.

45.
Series.  The Company is a series trust pursuant to Sections 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq., and enters into this Agreement with respect to each Series that may be established from time to time. Accordingly, the obligations of Company set forth in this Agreement are limited obligations with respect to only the assets assigned to applicable Series and the Parties hereto hereby agree and confirm that all liabilities and obligations owed to any Party or other Person under this Agreement by Company are owed separately with respect to the applicable Series and are payable from and enforceable against the assets allocated to the respective Series only and not against the assets of Company generally or the assets of any other Series of Company.

46.
Trustee Limitation of Liability.  It is expressly understood and agreed by the Parties hereto that (a) this Agreement is executed and delivered by Wilmington Savings Fund Society, FSB, a federal savings bank, not individually or personally, but solely as Trustee of Company, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of Company is made and intended not as personal representations, undertakings and agreements by Wilmington Savings Fund Society, FSB but is made and intended for the purpose for binding only Company, (c) nothing herein contained shall be construed as creating any liability on Wilmington Savings Fund Society, FSB, individually or personally, to perform any covenant either express or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, through or under the parties hereto, (d) Wilmington Savings Fund Society, FSB has made no investigation as to the accuracy or completeness of any representations and warranties made by Company in this Agreement, and (e) under no circumstances shall Wilmington Savings Fund Society, FSB be personally liable for the payment of any indebtedness or expenses of Company or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Company under this Agreement or any related documents.

47.	Joint and Several Liability.

(a)           Sterling and Zale hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations made by any of them in this Agreement.

(b)           Whenever this Agreement requires Seller to take any action, such requirement shall be deemed to include an undertaking on the part of any of Sterling or Zale to take such action and a guarantee of the payment and performance thereof.

(c)           Unless otherwise stated, any negotiation, consent, discretion, election or any other action taken by Sterling in the execution of this Agreement and performance of the obligations of Seller hereunder shall be binding on Zale.  For the avoidance of doubt, Sterling shall have sole authority to act as Seller under Sections 4(f), 8(p), 18 and 19 and any actions with respect thereto shall be binding on Zale.

(d)           Unless otherwise stated, the defined term “Seller” shall refer to Sterling and, only with respect matters involving Zale Receivables, Zale.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS THEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

STERLING JEWELERS INC.

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer
Date:	March 12, 2018

ZALE DELAWARE, INC.

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer
Date:	March 12, 2018

CVI SGP ACQUISITION TRUST, by Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as Trustee

By:	/s/ Jeffrey R. Everhart
Name:	Jeffrey R. Everhart
Title:	Vice President
Date:	March 12, 2018

Acknowledged and agreed with respect to Sections 22 and 43 hereof:

SIGNET JEWELERS LIMITED

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer
Date:	March 12, 2018

EXHIBIT A
Form of Account Agreement

Save with Special Financing See inside for details. 0300-30S-5678 R: 10/17 418595_Kay_Wrap_R 1017.indd 1 8/28/17 11:03 AM

1

Welcome to Kay® Jewelers Credit Card Special Financing

12 Months Special Financing on Purchases of $500 or More

*See right panel for details.


KAY
JEWELERS
every KISS begins with KAY

*No Interest if paid in full in 12 months. If the promotional purchase balance is not paid in full in 12 months, or if you fail to make any required minimum payment within 60 days of its due date, interest will be charged to your account from the date of purchase at the APR for Regular Purchases (which is 17% to 26.99% depending on the state).** Minimum purchase of $500 required. 20% down payment required and cannot be made with your Kay Jewelers Credit Card. The required minimum payment for the plan is 1/12th of the purchase rounded up to the nearest $5.00 increment, but not less than $5.00.

**APR for Regular Purchases: 26.99% APR; except in AL, 21% APR to $750.00, 18% APR over $750.00; in AR, 17% APR; in CO, GA, IN, MS, OK, TN, TX, VT and WY, 21% APR; in DC and MD, 24% APR; in HI, MA, MN and NC, 18% APR; in MI, NY, OH and WV, 24.99% APR; and in NE, 21% APR to $499.99, 18% APR for $500.00 and over. Minimum Interest Charge $1.00, except $0.70 in MI, MO, NY, TN and TX; except $0.50 in AL, AZ, CO, IN, ME, MA, MN, MS, MT, NJ, OK, SC, SD, VT, WV, and WY; and no minimum in AR, DC, IA, MD, NE, NM, NC and RI. State dependent terms vary by your state of residence or, for non-US residents, the state in which the account was opened. See the Retail Installment Credit Agreement for additional details. Subject to credit approval. Rate and Terms accurate as of October 2017.

418595_Kay_Wrap_R-1017.indd 2 8/28/17 11:03 AM

SUMMARY OF KAY JEWELERS AND KAY JEWELERS OUTLET CHARGE ACCOUNT TERMS Interest Rates and Interest Charges Annual Percentage Rate (APR) for Purchases How to Avoid Paying Interest on Purchases Minimum Interest Charge For Credit Card Tips from the Consumer Financial Protection Bureau Fees Annual Fee Penalty Fees • Late Payment • Returned Payment1 7% to 26.99%. This APR varies by state. See Paragraph 3 of the Retail Installment Credit Agreement for details. Your due date is at least 25 days after the close of each billing cycle. We will not charge you interest on purchases if you payyour entire balance by the due date each month.None to $1. The minimum interest charge varies by state. See Paragraph 5 of the Retail Installment Credit Agreement for details. To learn more about factors to consider when applying for or using a credit card, visit the website of the Consumer FinancialProtection Bureau at: http://www.consumerfinance.gov/learnmore.None Up to $37. This fee varies by state. See Paragraph 11.B of the Retail Installment Credit Agreement for details.Up to $37. This fee varies by state. See Paragraph 11.A of the Retail Installment Credit Agreement for details. How We Will Calculate Your Balance: We use a method called “average daily balance (including new purchases)” in all states except MN and NM; we use a method called “average daily balance (excluding newpurchases)” in MN and NM. See the Retail Installment Credit Agreement for more details. Billing Rights: Information on your rights to dispute transactions and how to exercise those rights is KAY JEWELERS AND KAY JEWELERS OUTLET RETAIL INSTALLMENT CREDIT AGREEMENT In this Kay Jewelers and Kay Jewelers Outlet Retail Installment Credit Agreement (“Agreement”), the words “you” and “your” refer to any person who signs the Application for this Account or this Agreement, or has requested and is issued a Kay Jewelers and Kay Jewelers Outlet credit card. “We” “us” and “our” refer to Sterling Jewelers Inc., d/b/a Kay Jewelers and Kay Jewelers Outlet, P.O. Box 3680, Akron, OH 44309-3680, its subsidiaries and affiliates, and any person to whom this Agreement, your Account, and/or any amount due on your Account may be assigned. “Account” means your Kay Jewelers and Kay Jewelers Outlet Account, which will be governed by this Agreement. “Authorized User” means any person you permit to use your Account or who has apparent authority to do so. “Card” means any access device or method by which the Account may be accessed, including the Account number. “APR” means Annual Percentage Rate. “Interest” and “Interest Charges” mean the periodic finance charges that are calculated pursuant to Paragraph 5. 1. Promise to Pay: You promise to pay us for all credit extended on this Account and all other amounts owed to us under the terms of this Agreement. You are responsible for any transactions you make or otherwise incur and any transactions incurred by anyone else you have authorized to use this Account. You are also responsible for the use of each Card issued on this Account. You may request additional Cards on this Account for yourself or others, and you may permit an Authorized User to have provided in your Retail Installment Credit Agreement. 418595_Kay_Wrap_R-1017.indd 2 8/28/17 11:03 AM access to the Card or Account number. However, if you do so, you must pay us for all charges made by those persons.See Paragraph 23 for details. When you sign the Application for this Account, you will be agreeing to everything written here. Therefore, before you sign the Application, you should read this entire Agreement. The information you provide on the Application that identifies you is incorporated in this Agreement by reference. This Agreement will not be effective unless and until we approve your Application. 2. Balances: Each transaction or group of transactions subject to the same terms (such as the applicable APR and duration) shall be considered part of the same balance. The balance subject to the Regular APR and the other regular terms set forth in this Agreement is your Account’s regular balance. We calculate your total regular balance each billing cycle by taking the regular balance for the prior billing cycle, adding any regular purchases, fees, Interest Charges, other finance charges, and other debits, and subtracting any payments or other credits, as of the closing date for that billing cycle. Balances subject to promotional terms are promotional balances. We calculate the total of any promotional balance by adding the promotional purchase for that balance and subtracting any payments allocated to that promotional balance or other credits. You authorize us to allocate any payment or credit among your regular and promotional balances, in any manner, including in a manner that may be beneficial to us, except where otherwise prohibited by applicable law. The total of your regular balance and any promotional balances is the “New Balance” shownon your statement. 3. Your Regular Annual Percentage Rate: If Interest Charges (which are FINANCE CHARGES) are assessed during a billing cycle, we will use the following Annual Percentage Rate (the “Regular APR”) and corresponding monthly periodic rate, subject to any promotional terms: Federal law provides important protections to members of the Armed Forces and their dependents relating to extensions of consumer credit. In general, the cost of consumer credit to a member of the Armed Forces and his or her dependent may not exceed an annual percentage rate of 36 percent. This rate must include, as applicable to the credit transaction or account: The costs associated with credit insurance premiums; fees for ancillary products sold in connection with the credit transaction; any application fee charged (other than certain application fees for specified credit transactions or accounts); and any participation fee charged (other than certain participation fees for a credit card account).To receive this disclosure and a description of your payment obligation under this agreement orally, please call 1-866-875-0891. 4. How to Avoid Paying Interest on Purchases: Your due date is at least 25 days after the close of each billing cycle. We will not charge you Interest in any billing cycle in which payments received (and if required by law, credits issued) by the due date equal or exceed the New Balance, including any promotional plan balances, shown on your billing statement. 5. Calculation of Interest: In all states except MN and NM, we calculate Interest Charges using the average daily balance method (including current transactions). In MN and NM, we calculate Interest Charges using the average daily balance method (excluding current transactions). We calculateInterest separately for each balance on your Account subject to different terms (including APR and duration). We figure the Interest Charges by applying the applicable monthly periodic rate to the “average daily balance” for that balance. To get the average daily balance for a balance, we take the beginning balance each day, add any new transactions (except we do not add in any new transactions in MN and NM); subtract any payments or credits and any Late Payment Fees, any Returned Payment Fees, and/or unpaid Interest Charges; and make other adjustments. This gives us the daily balance. Then, we add up all the daily balances for the billing cycle and divide the total by the number of days in the billing cycle. This gives us the average daily balance. Any negative daily balance will be treated as zero. If Interest Charges are imposed and the total Interest that results from application of the above calculation to each balance is less than $1.00, we will impose a minimum Interest Charge of $1.00 (which is a FINANCE CHARGE); except in MI, MO, NY, TN, and TX, where we will impose a minimum Interest Charge of $0.70 (which is a FINANCE CHARGE); and in AL, AZ, CO, IN, ME, MA, MN, MS, MT, NJ, OK, SC, SD, VT, WV, and WY, where we will impose a minimum Interest Charge of $0.50 (which is a FINANCE CHARGE). Furthermore, there is no minimum Interest Charge in AR, DC, IA, MD, NE, NM, NC, and RI. You authorize us to round any calculation used to determine Interest Charges, including rounding that may cause minor variations in our favor. The applicable monthly periodic rate for a balance is the applicable Annual Percentage Rate divided by twelve (12), and rounded to the fourth decimal place. 6. Minimum Payment: You agree to pay at least the “Minimum Payment” shown on your billing statement on or before its due date. Your total Minimum Payment is the sum of any minimum payment for your regular balance and for any promotional balance. The minimum payment for your regular balance will be the greater of 5% of the regular purchase

3

balance(s), or $30. The minimum payment for your regular balance will never exceed the Regular Balance. If your billing statement shows a promotional balance (such as a “No Interest” balance, a “Reduced Interest Rate” balance, and/or an “Eighteen (18) Month” balance), the minimum payment for this balance shall be calculated as specified in Paragraph 7. There shall be no separate, additional minimum payment component for a non-regular, non-promotional balance unless we provide you notice of such a requirement. 7. Promotional Terms: At our sole discretion, we may offer you promotional terms for a new purchase or for an existing balance. Any promotion will be subject to the terms of the promotional offer and this Agreement. Below is a description of some of the promotional terms that we may offer in our sole discretion from time to time. No Interest If Paid in Full Plans. If any single purchase is designated as purchased under a no interest if paid in full plan, you will pay no Interest on that balance if the promotional purchase is paid in full in the designated promotional time period (which may be 6 months, 12 months, or another period specified in the promotion). If the promotional purchase balance is not paid in full by the end of the designated promotional period, or if we do not receive a required minimum payment within 60 days of its due date, Interest will be charged to your account at the Regular APR from the promotional purchase date. Unless the promotion states that there is no separate promotional minimum payment, the required minimum payment for the promotional balance will be the amount of the promotional purchase divided by the promotional period, rounded up to the nearest $5.00 increment. However, if the promotion specifies a minimum purchase amount, in no case will the minimum payment be less than the minimum purchase amount divided by the promotional period, which may shorten your repayment period in certain instances. The minimum payment will never be more than the remaining promotional purchase balance. If the promotion states that there is no separate promotional minimum payment, then the amount of the promotional balance will be included in your regular balance for the purpose of calculating your minimum payment. Reduced Rate Plans. If any single purchase is designated as purchased under a reduced rate plan, we will calculate the Interest for the promotional balance by using an APR that is less than your Regular APR (the “Promotional APR”), in lieu of the Regular APR during the specified promotional period (which may be 6 months, 12 months, or some other period specified by us). The Promotional APR will return to your Regular APR at the expiration of the promotional period or if we do not receive a required minimum payment within 60 days of its due date. See Paragraph 3 for details. Unless the promotion states that there is no separate promotional minimum payment, the required minimum payment for the promotional balance will be the promotional balance divided by the number of months in the promotional period, multiplied by a factor based on the applicable Reduced APR, and rounded up to the nearest $5.00 increment or $30.00, whichever is greater. For example, if the promotion has an interest rate of 10.99% and the plan is for 24 months, the required minimum payment is determined as follows: 1/24th of the purchase price (less any down payment) multiplied by 1.1185 and rounded up to the nearest $5.00 (or $30.00, whichever is greater). The minimum payment will never be more than the remaining promotional purchase balance. However, if the promotion specifies a minimum purchase amount, in no case will the minimum payment be less than the minimum purchase amount divided by the promotional period, which may shorten your repayment period in certain instances. The minimum payment will never be more than the remaining promotional purchase balance. Eighteen (18) Month Plan. If any single purchase is designated as purchased under the “Eighteen Month Plan”, no Interest will be imposed on the promotional purchase for the first twelve (12) months if you make all required minimum payments by the end of the 12th month. If we do not receive all required minimum payments by the end of the 12th month, or if we do not receive a required minimum payment within 60 days of its due date, Interest will be charged to your account at the Regular APR from the promotional purchase date. After the first twelve (12) months, we will use the specified reduced APR (the “Promotional APR”), in lieu of the Regular APR, to calculate Interest for the next six (6) months. The Promotional APR will return to your Regular APR at the expiration of the six month period or if we do not receive a required minimum payment within 60 days of its due date. See Paragraph 3 for details. The required minimum payment for the promotional balance will be 1/18th of the promotional purchase multiplied by 1.030 and rounded up to the nearest $5.00, but not less than $150.00 or not less than $250.00, based on the terms of the offer. 8. Payments: All payments must be mailed or delivered to us at the address shown on the front of the billing statement and accompanied by the payment slip. You must pay us in U.S. dollars drawn on funds on deposit in the United States using a check or similar instrument that will be processed and honored by your bank. Do not send cash payments. We can accept late or partial payments, as well as payments that reflect “paid in full” or other restrictive endorsements, without losing any of our rights under this Agreement. We credit your payments in accordance with our payment instructions on the billing statement. 9. Legal Notices: All notices, including notices relating to legal actions, bankruptcy notices, and any notice to us that you are represented by counsel in connection with your debt to us, must be sent to us at Genesis FS Card Services, P.O. Box 4485, Beaverton, OR 97076-4485. If these notices are sent to any other address, it will not satisfy any notice requirement under this Agreement or any other legal requirement that you provide notice to us. 10. Arbitration for Disputes – No Jury Trials or Class Actions: This paragraph describes how all Claims (as defined in subparagraph A below) will be arbitrated, at the election of you or us, on an individual (non-class, non-representative) basis instead of litigated in court. If you are a “Covered Borrower” as determined in accordance with the safe harbor provisions in the Military Lending Act and its implementing regulations, you are not required to submit to arbitration. A. The term “Claim” means any claim, dispute, or controversy between you and us arising from or relating to your Card, your Account, or this Agreement as well as any related or prior agreement that you may have had with us or the relationships resulting from this Agreement, including the validity, enforceability or scope of this arbitration provision or the Agreement. Claims arising in the past, present, or future, including Claims arising before the opening of your Account, are subject to arbitration. “Claim” includes, without limitation, claims that arise from or relate to any application for your Account or any advertisements, promotions, or statements related to your Account or goods or services that may be financed in connection with your Account. For purposes of this arbitration provision, “you” and “us” also includes any corporate affiliates, any licensees, predecessors, successors, assigns, any purchaser of any accounts, all agents, employees, directors and representatives of any of the foregoing, and other persons referred to below in the definition of “Claims”. “Claim” includes claims of every kind and nature, including but not limited to initial claims, counterclaims, cross-claims, third-party claims, and claims based upon contract, tort, fraud, and other intentional torts, statutes, regulations, common law, and equity. Claims and remedies sought as part of a class action, private attorney general action, or other representative action are subject to arbitration on an individual (non-class, non-representative) basis, and the arbitrator may award relief only on an individual (non-class, non-representative) basis. “Claim” also includes claims by or against any third party relating to or arising from your Card, your Account, or this Agreement. The term “Claim” is to be given the broadest possible meaning that will be enforced. “Administrator” means the American Arbitration Association, 335 Madison Avenue, New York, NY 10017, www.adr.org, (800) 778-7879; or JAMS, 1920 Main St., Suite 300, Irvine, CA 92614, www.jamsadr.com, (949) 224-1810. B. We OR you have the right to require that each Claim be resolved by arbitration on an individual (non-class, nonrepresentative) basis. A Claim will be arbitrated if (1) both we and you or (2) only one or the other of we or you, exercise the right to require that the Claim be arbitrated. If, for example, we exercise our right to require that the Claim be resolved by arbitration but you do not also exercise your right to require that the Claim be arbitrated, the Claim will be resolved by arbitration. If neither we nor you request arbitration, the Claim will not be resolved by arbitration and instead will be litigated in court. We will not elect arbitration for any Claim you file in small claims court, so long as the Claim is individual and pending only in that court. The arbitrator’s authority to resolve Claims is limited to Claims between you and us alone, and the arbitrator’s authority to make awards or decisions is limited to you and us alone. Furthermore, Claims between you and us may not be joined or consolidated in arbitration with Claims brought by or against someone other than you, unless otherwise agreed to in writing by all parties. However, applicants, co-applicants, authorized users on a single Account, or corporate affiliates are considered one person for the purposes of this paragraph. No arbitration award will have any preclusive effect as to issues or claims in any dispute involving anyone who is not a party to the arbitration. This arbitration provision is made pursuant to a transaction involving interstate commerce and will be governed by the Federal Arbitration Act (“FAA”) (9 U.S.C. §1, et seq.). C. If we or you request arbitration of a Claim, we and you will not have the right to litigate the Claim in court. This means (1) there will be no jury trial on the Claim, (2) there will be no pre-arbitration discovery except as the Administrator’s rules permit, and (3) no Claim may be arbitrated on a class-action, private attorney general, or other representative basis, and neither we nor you will have the right to participate as a representative or member of any class or group of claimants pertaining to any Claim subject to arbitration. We or you may elect to arbitrate any Claim at any time unless it has been filed in court and trial has begun or final judgment has been entered. D. The party initiating an arbitration shall select an Administrator from the organizations listed above. If none of the Administrators listed above will accept the arbitration, the arbitration will be administered by an administrator, or adjudicated by an arbitrator, upon which you and we agree in writing. The arbitration shall be governed by the procedures and rules of the Administrator and this Agreement, which need not apply federal, state or local rules of procedure and evidence. The Administrator’s procedures and rules may limit the discovery available to you or us. You can obtain a copy of an Administrator’s procedures and rules by contacting the Administrator. A single, neutral arbitrator will resolve Claims. The arbitrator will be either a lawyer with at least ten years experience or a retired or former judge, selected in accordance with the rules of the Administrator. In the event of any conflict or inconsistency between this arbitration provision and the Administrator’s rules or other provisions of this Agreement, this arbitration provision will govern. The arbitrator will take reasonable steps to protect customer account information and other confidential information if requested to do so by you or us. Arbitration hearings for Claims by or against you will take place in the federal judicial district in which you reside. If you make a request to us in writing, we will temporarily advance to you the filing, administrative, and hearing fees for the arbitration of your Claim against us (but not if the Claim is against you) in excess of any filing fee you would have been required to pay to file the Claim in a state or federal court (whichever is less) in the judicial district in which you reside. At the end of the arbitration, the arbitrator will decide if you have to repay the advance (and if you do have to repay, you agree to do so). Unless applicable law requires otherwise, we will pay our, and you will pay your, lawyers’, experts’, and witnesses’ fees. The arbitrator will apply applicable substantive law consistent with the FAA and applicable statutes of limitations, will honor claims of privilege recognized at law, and will have the power to award to a party any damages or other relief provided for under applicable law. The arbitrator will make any award in writing and, if requested by you or us, will provide a brief statement of the reasons for the award. E. Judgment upon the arbitrator’s award may be entered in any court with jurisdiction. The arbitrator’s decision regarding any claims will be final and binding, except for any appeal right under FAA. The appealing party will pay the appeal costs. This agreement to arbitrate shall survive any suspension, termination, revocation or closure of the Agreement or your Account, and any bankruptcy to the extent consistent with applicable bankruptcy law. F. If any part of this arbitration provision cannot be enforced, the rest of the arbitration provision will continue to apply.

4

However, an arbitrator cannot enlarge his or her authority over the adjudication of Claims beyond that provided by this arbitration provision by enforcing only part of this arbitration provision. If an arbitrator determines that applicable law requires this arbitration provision to be enforced in a way that would result in greater authority over Claims than otherwise allowed, such as the adjudication of claims on a class or representative basis, then the arbitrator must decline to hear the dispute and shall refer the parties to a court or other body with sufficient authority. In the event of any conflict or inconsistency between this arbitration provision and the Administrator’s rules or other provisions of this Agreement, this arbitration provision will govern. 11. Fees: A. Returned Payment Fee: If any check, instrument, or electronic authorization used to pay us is not honored upon first presentment, (for residents of MD, second presentment), even if the check, instrument or electronic authorization is later honored, we may charge you a Returned Payment Fee. Except as set forth for specified states below, this fee is up to $37.00. The fee charged generally will be the highest amount permitted by law, subject to the specified maximum. This means that the fee generally will not exceed the amount of the required minimum payment due immediately prior to the date on which the payment is returned. In addition, the first time you make a payment that is returned, the fee will not exceed $27.00. If you make another payment that is returned during the next six billing cycles, the fee will not exceed $37.00. We will add any Returned Payment Fee to your Account’s regular balance. B. Late Payment Fee: If we do not receive your minimum payment by its due date (or within seven (7) days in VA; within ten (10) days in AL, AZ, CO, DC, FL, GA, HI, ID, IL, IN, KS, KY, MI, MN, MO, MT, NE, NJ, NY, OK, SC, WV, and WY; within fifteen (15) days in CA, ME, and MA; within twentyone (21) days in TX; within thirty (30) days in NC; and within forty (40) days in RI), we will impose a Late Payment Fee. The maximum fee is set forth below. The fee charged generally will be the highest amount permitted by law. This means that the fee generally will not exceed the amount of the required minimum payment due immediately prior to the assessment of the fee. In addition, the first time you pay late, the fee will not exceed $27.00. If you pay late again during the next six billing cycles, the fee will not exceed $37.00. We will add any Late Payment Fee to your Account’s regular balance. 12. Security Interest: You grant us a purchase money security interest in each item of merchandise purchased on your Account to secure its unpaid purchase price (except in CT, MO (on any purchase under $150.00), and NY (on any purchase under $200.00)) until such item of merchandise is paid for in full (in NY, not to exceed five (5) years from date the purchase is posted to your Account). Solely for the purpose of determining the extent of our purchase money security interest in each such item of merchandise, your payments will be allocated first to any unpaid insurance premium, next to any unpaid Late Payment Fees, any unpaid Returned Payment Fees, any unpaid Interest, and any other unpaid fees or charges, then to pay off each purchase in the order in which the purchase was made. 13. Default/Collection Costs: If you fail to pay any minimum payment when due, or if the prospect of payment, performance, or realization of collateral is significantly impaired, to the extent permitted by applicable law it will be a default, and, subject to any right you may have under state law to receive notice of and to cure such default, we may declare the entire unpaid balance on the Account due and payable (except in WI you will not be in default until you fail to make a minimum payment on two occasions within a twelve (12) month period). We also may repossess any article of merchandise in which we still retain a security interest, but we will do so only in the manner and to the extent permitted by applicable law. If the Account is referred to an attorney who is not our salaried employee and we bring a suit against you to collect the amount you owe, in addition to the full amount owed and any court costs, you agree to pay our reasonable attorney’s fees to the extent permitted by applicable law. Notice to New Hampshire Residents: We will pay your reasonable attorney’s fees if you prevail in a suit we bring against you or if you prevail in a suit you bring against us under this Agreement. If you successfully assert a partial defense or counterclaim, the court may withhold part or all of any attorney’s fees to which we may be entitled. 14. Down Payments, Limiting Your Credit, or Closing Your Account: You have the right to close your Account at any time, for any reason. You will still be liable for any balances owed. We may limit or terminate the use of your Account and/or raise or lower your credit limit at any time and for any reason without advance notice to you. On some transactions, we may require a down payment. Some purchases will require our prior authorization, in which case you may be asked to provide identification. If our authorization system is not working, we may not be able to authorize a transaction, even if you have sufficient available credit. We will not be liable to you if this happens. We are not responsible for the refusal of anyone to accept or honor a Card associated with this Account. All Cards we issue remain our property and, if requested, you agree to return any Card issued to you. We may, at our discretion, permit you to make a purchase in excess of your stated credit limit. If we do so, this will not permanently increase your credit limit. To request the names of our related brand jewelers, please call Customer Service at 1-866-875-0891.

5

15. Change in This Agreement: To the extent permitted by law, we may change any term of this Agreement, including any Annual Percentage Rate or fee, as well as add and/or subtract terms. We will furnish you notice of the change to the extent required by law. If permitted by applicable law, any new terms may at our option be applied to any balance existing on the Account at the time of change, as well as to any subsequent transactions. 16. Credit Investigation: You authorize us to investigate your credit history by obtaining consumer reports and by making direct inquiries of businesses where you have accounts and where you work. We may request a consumer report from consumer reporting agencies in considering your application for this Account or any other account you have with us and later in connection with an update, renewal, extension of credit or collection of the Account or any other account you have with us. Upon your request we will disclose whether a consumer report was requested and the name and address of any consumer reporting agency that furnished the report. We may report information about your Account to credit bureaus. Late payments, missed payments, or other defaults on your Account may be reflected on your credit report. If you believe that we have reported inaccurate information to a consumer reporting agency, write to us at Genesis FS Card Services, P.O. Box 4485, Beaverton, OR 97076-4485 and we will investigate the matter. 17. No Waiver by Us: We may, without notice to you, delay or refrain from enforcing our rights under this Agreement without losing them (e.g., we may extend the time to make some payments without extending the time to make other payments, accept late or partial payments without waiving our right to have future payments made when they are due, and/or waive any charge or fee without losing our right to impose that charge or fee when it is due under this Agreement). 18. Customer Communications: You agree that your calls with us may be monitored and/or recorded and that we (or anyone acting on our behalf) may contact you from time to time regarding your Account (including for collections purposes). You further agree that all of our contacts with you may be made via email, text messages or with an automated dialing and announcing or similar device and/or an artificial voice or prerecorded message. You also agree that we may contact you at any telephone number you provide to us, even if you are charged by your service provider, whether a residential or business number, even if that number is on a Do Not Call list, is a wireless, cellular or mobile number; is converted to a mobile/wireless number; or connects to any type of mobile/wireless device. You agree that any consent you provide will survive termination of your Account. To opt out of these contacts, you may call Customer Service at 1-866-875-0891. 19. Governing Law: This Agreement and your Account and any claim, dispute, or controversy arising from or relating to this Agreement or your Account are governed, to the extent applicable, by U.S. federal law and the law of the state of your billing address when this Account was opened or, for non-U.S. residents, the law of the state where the Account was opened (without regard to conflicts of laws principles), unless we receive written notice that you have moved to another U.S. state pursuant to Paragraph 20. If we receive notice of a change in your billing address, except for any Annual Percentage Rate (and corresponding monthly periodic rate) applicable to any outstanding balance, the terms applicable to the state of your new billing address will apply to all balances on your Account after we receive written notice of your new address. Any Annual Percentage Rate (and corresponding monthly periodic rate) applicable to a balance outstanding prior to notification of a change in billing address will continue to apply to such balance until it is paid off. 20. Change of Address or Other Contact Information: You agree to notify us promptly in writing of any changes to your billing address, phone number, email address, and other contact information. Until we receive written notice of your new billing address or email address, if you have elected to receive notices electronically, we will continue to send billing statements and other notices to the address we have on file for your Account. Subject to Paragraph 19, we deem you to reside at the billing address we have on file for the purpose of applying terms that vary with your state of residence. 21. Assignment: We may sell, transfer, or assign our rights or obligations under this Agreement without prior notice to you. You may not sell, transfer, or assign your rights or obligations under this Agreement or your Account. 22. Liability for Unauthorized Use: You agree to notify us promptly if your Card is lost or stolen, or of the unauthorized use of your Card, by writing to us at Genesis FS Card Services, P.O. Box 4480, Beaverton, OR 97076-4480 or by calling us at 1-866-875-0891. If you orally give us notice, you agree to confirm in writing. You may be liable for unauthorized use of your Card prior to your notification of us. You will not be liable for unauthorized use that occurs after you notify us of the loss, theft, or unauthorized use and, in any case, your liability will not exceed $50.00. 23. Authorized Users: You may request additional Cards on your Account, and you may permit an Authorized User to have access to a Card. However, if you do, you are responsible for all charges made by the Authorized User, including charges for which you may not have intended to be responsible. You must notify us to revoke an Authorized User’s permission to use your Account. If you do so, we may close the Account and issue a new Card or Cards with a different Account number. 24. Military Lending Act Compliance: This Agreement shall be interpreted to comply with the Military Lending Act, including its restrictions on permissible loan terms and limitations on interest and fees. For Accounts opened on or after October 3, 2017, if you are a Covered Borrower as determined in accordance with the safe harbor provisions in the Military Lending Act and its implementing regulations: (a) Section 10 regarding arbitration shall not apply to you; (b) any interest or fees in excess of the permitted limit shall be reduced by the amount necessary to satisfy that limit and any amounts collected in excess of the permitted limit shall be refunded by crediting your Account or by making a direct payment to you; and (c) any other provision of this Agreement that is inconsistent with the Military Lending Act shall not apply to you. Notice to Florida Residents: The Annual Percentage Rates shown above are authorized by Chapter 655 of the Florida Statutes. Notice to Maryland Residents: This Account is governed by Subtitle 9, Title 12 of the Maryland Commercial Law Article. Notice to Michigan Residents: The seller retains a security interest in the subject matter of this Agreement. Notice to Pennsylvania Residents: This is a Security Agreement. Notice to Texas Residents: For questions or complaints about this contract, contact Genesis FS Card Services at 1-866-875-0891. The Office of Consumer Credit Commissioner (OCCC) is a state agency, and it enforces certain laws that apply to this contract. If a complaint or question cannot be resolved by contacting the creditor, consumers can contact the OCCC to file a complaint or ask a general credit-related question. OCCC address: 2601 N. Lamar Blvd., Austin, Texas 78705. Phone: (800) 538-1579. Fax: (512) 936-7610. Website: occc.texas.gov. E-mail: consumer.complaints@occc.texas.gov. NOTICE: ANY HOLDER OF THIS CONSUMER CREDIT CONTRACT IS SUBJECT TO ALL CLAIMS AND DEFENSES WHICH THE DEBTOR COULD ASSERT AGAINST THE SELLER OF GOODS OR SERVICES OBTAINED PURSUANT HERETO OR WITH THE PROCEEDS HEREOF. RECOVERY HEREUNDER BY THE DEBTOR SHALL NOT EXCEED AMOUNTS PAID BY THE DEBTOR HEREUNDER. NOTICE TO THE BUYER: 1. DO NOT SIGN THE APPLICATION AND/OR THIS CREDIT AGREEMENT BEFORE YOU READ IT OR IF IT CONTAINS ANY BLANK SPACES. 2. YOU ARE ENTITLED TO A COMPLETELY FILLED IN COPY OF THIS CREDIT AGREEMENT. 3. YOU MAY AT ANY TIME PAY THE TOTAL BALANCE OUTSTANDING UNDER THIS AGREEMENT WITHOUT INCURRING ANY ADDITIONAL CHARGE. 4. KEEP THIS AGREEMENT TO PROTECT YOUR LEGAL RIGHTS. 5. YOU MAY UNDER CERTAIN CIRCUMSTANCES REDEEM THE PROPERTY, IF REPOSSESSED BECAUSE OF YOUR DEFAULT, AND YOU MAY, UNDER CERTAIN CONDITIONS, REQUIRE A RESALE OF THE PROPERTY REPOSSESSED. 6. THE SELLER HAS NO RIGHT TO UNLAWFULLY ENTER YOUR PREMISES OR COMMIT ANY BREACH OF THE PEACE TO REPOSSESS GOODS PURCHASED UNDER THIS AGREEMENT. ADDITIONAL NOTICE FOR MASSACHUSETTS AND WASHINGTON RESIDENTS: 7. YOU MAY CANCEL A PURCHASE UNDER THIS AGREEMENT IF IT HAS BEEN SIGNED BY A PARTY THERETO AT A PLACE OTHER THAN THE ADDRESS OF THE SELLER, WHICH MAY BE HIS MAIN OFFICE OR BRANCH THEREOF; PROVIDED, YOU NOTIFY THE SELLER IN WRITING AT HIS MAIN OFFICE OR BRANCH, BY ORDINARY MAIL POSTED, BY TELEGRAM SENT OR BY DELIVERY, NOT LATER THAN MIDNIGHT OF

6

THE THIRD BUSINESS DAY FOLLOWING A PURCHASE UNDER THIS RETAIL INSTALLMENT CREDIT AGREEMENT.

YOU ACKNOWLEDGE RECEIPT OF A COPY OF THIS RETAIL INSTALLMENT CREDIT AGREEMENT.

Buyer	Signature
Seller-Creditor	
Chris Klemann, Vice President Financial Services, Sterling Jewelers Inc., d/b/a Kay Jewelers and Kay Jewelers Outlet, P.O. Box 3680, Akron, OH 44309-3680	

Your Billing Rights: Keep this Document for Future Use

This notice tells you about your rights and our responsibilities under the Fair Credit Billing Act.

What To Do If You Find A Mistake On Your Statement

If you think there is an error on your statement, write to us at:

Genesis FS Card Services
P.O. Box 4485
Beaverton, OR 97076-4485

In your letter, give us the following information:

- Account information: Your name and account number.
- Dollar amount: The dollar amount of the suspected error.
- Description of problem: If you think there is an error on your bill, describe what you believe is wrong and why you believe it is a mistake.

You must contact us:

- Within 60 days after the error appeared on your statement.
- At least 3 business days before an automated payment is scheduled, if you want to stop payment on the amount you think is wrong.

You must notify us of any potential errors in writing. You may call us, but if you do we are not required to investigate any potential errors and you may have to pay the amount in question.

What Will Happen After We Receive Your Letter

When we receive your letter, we must do two things:

1. Within 30 days of receiving your letter, we must tell you that we received your letter. We will also tell you if we have already corrected the error.
2. Within 90 days of receiving your letter, we must either correct the error or explain to you why we believe the bill is correct.

While we investigate whether or not there has been an error:

- We cannot try to collect the amount in question, or report you as delinquent on that amount.
- The charge in question may remain on your statement, and we may continue to charge you interest on that amount.
- While you do not have to pay the amount in question, you are responsible for the remainder of your balance.
- We can apply any unpaid amount against your credit limit.

After we finish our investigation, one of two things will happen:

- If we made a mistake: You will not have to pay the amount in question or any interest or other fees related to that amount.
- If we do not believe there was a mistake: You will have to pay the amount in question, along with applicable interest and fees. We will send you a statement of the amount you owe and the date payment is due. We may then report you as delinquent if you do not pay the amount we think you owe.

If you receive our explanation but still believe your bill is wrong, you must write to us within 10 days telling us that you still refuse to pay. If you do so, we cannot report you as delinquent without also reporting that you are questioning your bill. We must tell you the name of anyone to whom we reported you as delinquent, and we must let those organizations know when the matter has been settled between us.

If we do not follow all of the rules above, you do not have to pay the first $50.00 of the amount you question even if your bill is correct.

Your Rights If You Are Dissatisfied With Your Credit Card Purchases

If you are dissatisfied with the goods or services that you have purchased with your credit card, and you have tried in good faith to correct the problem with the merchant, you may have the right not to pay the remaining amount due on the purchase.

To use this right, all of the following must be true:

1. The purchase must have been made in your home state or within 100 miles of your current mailing address, and the purchase price must have been more than $50.00. (Note: Neither of these are necessary if your purchase was based on an advertisement we mailed to you, or if we own or operate the company that sold you the goods or services.)
2. You must have used your credit card for the purchase. Purchases made with cash advances from an ATM or with a check that accesses your credit card account do not qualify.
3. You must not yet have fully paid for the purchase.

If all of the criteria above are met and you are still dissatisfied with the purchase, contact us in writing at the address listed above.

While we investigate, the same rules apply to the disputed amount as discussed above. After we finish our investigation, we will tell you of our decision. At that point, if we think you owe an amount and you do not pay, we may report you as delinquent.

Rev. 10/17

FACTS — WHAT DOES KAY® JEWELERS AND KAY® JEWELERS OUTLET DO WITH YOUR PERSONAL INFORMATION?

Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.
What?	The types of personal information we collect and share depend on the product or service you have with us. This information can include: ▪ Social Security number and account balances ▪ Payment history and transaction history ▪ Credit history and credit scores When you are *no longer* our customer, we continue to share your information as described in this notice.
How?	All financial companies need to share customers' personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers' personal information; the reasons Kay® Jewelers and Kay® Jewelers Outlet chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Kay® Jewelers and Kay® Jewelers Outlet share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	**YES**	**NO**
For our marketing purposes – to offer our products and services to you	**YES**	**NO**
For joint marketing with other financial companies	**NO**	**We don't share.**
For our affiliates' everyday business purposes – information about your transactions and experiences	**NO**	**We don't share.**
For our affiliates' everyday business purposes – information about your creditworthiness	**NO**	**We don't share.**
For our nonaffiliates to market to you	**NO**	**We don't share.**

Questions?	Visit www.kay.com or www.kayoutlet.com

Page 2 What we do How does Kay® Jewelers and Kay® Jewelers Outlet protect my personal information? To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings. How does Kay® Jewelers and Kay® Jewelers Outlet collect my personal information? We collect your personal information, for example, when you § open an account or give us your contact information § pay your bills or apply for a loan § use your credit or debit card We also collect your personal information from others, such as credit bureaus, affiliates, or other companies. Why can’t I limit all sharing? Federal law gives you the right to limit only § sharing for affiliates’ everyday business purposes – information about your creditworthiness § affiliates from using your information to market to you § sharing for nonaffiliates to market to you State laws and individual companies may give you additional rights to limit sharing. Definitions Affiliates Companies related by common ownership or control. They can be financial and nonfinancial companies. § Kay® Jewelers and Kay® Jewelers Outlet does not share with our affiliates. Nonaffiliates Companies not related by common ownership or control. They can be financial and nonfinancial companies. § Kay® Jewelers and Kay® Jewelers Outlet does not share with nonaffiliates so they can market to you. Joint marketing A formal agreement between nonaffiliated financial companies that together market financial products or services to you. § Kay® Jewelers and Kay® Jewelers Outlet does not joint market. CREDIT DISCLOSURES FOR THE KAY JEWELRY ACCOUNT 0300-30S-5678 60006 418595_Genesis 60006_Kay new_Rev2.indd 2 8/23/17 1:28 PM

8

EXHIBIT B
Daily Receivables Sale Statement

[As attached]

(****)

1

EXHIBIT C
Credit Underwriting Standards

[As attached]

(****)

1

EXHIBIT D
Form of True Sale Opinion

[As attached]

(****)

1

EXHIBIT E
Examples of Calculations

[As attached]

(****)

1

EXHIBIT F
Seller Credit Cards

(****)

(****)

(****)

(****)

(****)

(****)

(****)

(****)

(****)

(****)

(****)

(****)

(****)

(****)

1

Schedule 1.1(a)
Discount Rate

1.	Definitions. The definitions set forth below apply only to this Schedule 1.1(a) unless otherwise specified.

“Discount Rate” means (****)% until the end of the first Discount Rate Applicability Period, and thereafter, the Discount Rate, expressed as a percentage, determined in accordance with Section 2 of this Schedule 1.1(a).

“Discount Rate Applicability Period” means period of (****) from the end of the previous Discount Rate Applicability Period, with the first Discount Rate Applicability Period commencing on the Initial Closing Date and ending on (****) thereafter.

“Fees” means, for any given period, the dollar amount of late payment fees, cash advance fees and other fees, if applicable, assessed during such period on any Accounts less any late payment fee, cash advance fee and other fee adjustments and waivers granted on such Account.

“Finance Charges” means, for a given period, the dollar amount of interest billed for the current month on Accounts less any finance charge adjustments and waivers granted.

(****).

“Forward Flow Par Value” means, in respect of any Forward Flow Receivable, a dollar amount equal to the (****).

“Net Yield Target” means (****).

“Net Charge-Offs” means the net charge-offs calculated as (a) (****).

(****).

(****).

(****).

(****).

“Projected Net Yield” shall mean, for each Forward Flow Receivable to be purchased in the current Discount Rate Applicability Period (****).

“Senior Officers” means, with respect to Company, (****); and with respect to Seller, (****).

1

2.	Repricing Mechanics.

(a)           Periodic Review.  Within two (2) Business Days  from the delivery by Genesis (or any successor servicer) of portfolio performance data for the most recently past Discount Rate Applicability Period, Company and Seller shall discuss the Program, the performance of the Receivables and other related matters (such meetings, a “Periodic Review”).

(b)           (****):

(i)            Starting from the first Periodic Review, Company and Seller shall negotiate in good faith to agree on adjustments to the Discount Rate designed to ensure that the (****) Forward Flow Purchase Price paid with respect to such Forward flow Receivables represents a fair market value for such Forward Flow Receivables.

(ii)           In the event that Company and Seller are unable to agree on a Discount Rate on Forward Flow Receivables to be purchased in the current Discount Rate Applicability Period within ten (10) Business Days of the start of the Discount Rate Applicability Period, Company and Seller shall immediately refer such dispute to their respective Senior Officers, and such Senior Officers shall negotiate in good faith to resolve such dispute and agree on such Discount Rate.  If Company and Seller are unable to agree on such Discount Rate within fifteen (15) Business Days of escalating the negotiation to the Senior Officers, the prevailing Discount Rate shall continue to apply for the current Discount Rate Applicability Period.

(c)           Repricing.  At the start of the second Periodic Review, Seller shall calculate the Cumulative Net Yield for the first year of the Term (****).

(d)           Discount Rate Applies Retroactively.  If Company and Seller agree to adjust the Discount Rate (****), such Discount Rate shall apply retroactively starting from the first day of the current Discount Rate Applicability Period.  Within ten (10) days of agreeing on a Discount Rate, Company or Seller, as applicable, shall pay the net amount of the aggregate difference between the Forward Flow Purchase Price paid in respect of Forward Flow Receivables sold in the Discount Rate Applicability Period prior to such adjustment and the Forward Flow Purchase Price to be paid with the agreed Discount Rate adjustment.

(e)           Fair Market Value.  Each of Company and Seller acknowledges and agrees that any adjustment to the Discount Rate pursuant to this Schedule 1.1(a) is intended to ensure that the purchase price for the Receivables represents a fair market value thereof on the related Closing Date.

2

Schedule 1.1(b)
Qualified Servicers

(****)

1

Schedule 4(b)
True-up

1.	Definitions. The definitions set forth below apply only to this Schedule 4(b) unless otherwise specified.

(****).

(****).

(****).

(****).

(****).

“Aggregate Back Book Receivables” means a dollar amount equal to the aggregate of all Back Book Receivables and balances of Add-on Receivables at the beginning of each of the 24 months in the Back Book Measurement Period.

(****).

(****).

“Back Book Measurement Period” means the period of time commencing immediately following the Initial Closing through to the date that is the second (2nd) anniversary of the Initial Closing Date.

(****).

(****).

“Fees” has the meaning specified in Schedule 1.1(a).

“Finance Charges” has the meaning specified in Schedule 1.1(a).

“Holdback Amount” means a dollar amount equal to five percent (5%) of the Back Book Purchase Price.

(****).

“True-up Calculation” has the meaning specified in Section 2 of this Schedule 4(b).  (****).

1

2.
Payment of the True-up.  No later than the tenth (10th) calendar day following the end of the Back Book Measurement Period, Company or Seller shall pay the amounts calculated as follows: (****), multiplied by (ii) the Aggregate Back Book Receivables; (****) (the “True-up Calculation”).  If the result of the foregoing calculation is positive, Company shall pay Seller such amount, up to a maximum of the Holdback Amount.  If the result of the foregoing calculation is negative, Seller shall pay Company such amount, up to a maximum of the Holdback Amount.

2

Schedule 13(c)
(****)

•	(****)

1

Schedule 15(a)
Minority Purchaser

(****)

1